UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                      FLEXIBLE SOLUTIONS INTERNATIONAL,INC.

             (Exact name of registrant as specified in its charter)

                                     Nevada
                             ---------------------
         (State or other jurisdiction of incorporation or organization)

                                      2890
                             ---------------------
            (Primary Standard Industrial Classification Code Number)

                                   91-1922863
                             ---------------------
                     (I.R.S. Employer Identification Number)

                  6001 54 Ave., Taber, Alberta, Canada T1G 1X4
                            Telephone: (403) 223-2995
                  --------------------------------------------
               (Address, including zip code, and telephone number,
             including area code, of registrant's principal executive offices)

                     The Corporation Trust Company of Nevada
             701 S. Carson St., Suite 200, Carson City, Nevada 89701
            ---------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                         including area code, of agent for service)

                           Copy of Communications To:
                                Hart & Hart, LLC
                           Attention: William T. Hart
                             1624 N. Washington St.
                             Denver, Colorado 80203
                            Telephone: (303) 839-0061

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and the continuation described in this registration statement is approved by the stockholders of the registrant.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer", "smaller reporting company" and "emerging growth company" in Rule 12b2 of the Exchange Act.

  Large accelerated filer   [ ]                  Accelerated filer          [ ]
  Non-accelerated filer     [ ]                  Smaller reporting company  [X]
 (Do not check if a smaller reporting company)   Emerging growth company    [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. [ ]

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

    Exchange Act Rule 13e-4(i)                  [ ]
    (Cross-Border Issuer Tender Offer)
    Exchange Act Rule 14d-1(d)                  [ ]
    (Cross-Border Third-Party Tender Offer)

                         CALCULATION OF REGISTRATION FEE

 Title of Each                                      Proposed
     Class                          Proposed        Maximum
 of Securities                       Maximum       Aggregate       Amount of
     to be        Amount to be   Offering Price     Offering     Registration
   Registered     Registered(1)   Per Share(2)      Price(2)          Fee
 -------------    ------------   --------------    ----------    ------------

 Common Shares     11,630,991         $1.61       $18,725,895       $2,332

Notes

(1) Based upon the number of common shares of Flexible Solutions International, Inc., a Canadian corporation, expected to be issued to the existing stockholders of Flexible Solutions International, Inc. ("FSI"), a Nevada corporation, on a one-for-one basis upon completion of the continuation described in this registration statement and based on 11,630,991 shares of common stock of FSI, outstanding as of April 30, 2018.

(2) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rules 457(c) and (f) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                     FLEXIBLE SOLUTIONS INTERNATIONAL, INC.
                                  6001 54 Ave.
                                 Taber, Alberta
                                 Canada T1G 1X4

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD _________________, 2018

To the Shareholders:

Notice is hereby given that the annual meeting of the shareholders of Flexible Solutions International, Inc. will be held at the offices of the Company, located at Unit 15, 6782 Veyaness Rd., Saanichton, BC V8M 2C2 on _______________, 2018, at _:__ __.m. Pacific Time, for the following purposes:

(1) to elect the directors who shall constitute the Company's Board of Directors for the ensuing year;

(2) to approve on an advisory basis, the compensation of the Company's executive officers;

(3) to ratify the continued appointment of Meyers, Norris, Penny, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018; and

(4)  to change the domicile of the Company to Canada;

(5)  to transact such other business as may properly come before the meeting.

Our board of directors has fixed the close of business on ___________, 2018 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the annual and special meeting or any adjournment thereof. Only the stockholders of record on the record date are entitled to vote at the annual and special meeting.

Appraisal rights are available to the stockholders of record for their shares of our common stock under Chapter 92A.300 - 92A.500 (inclusive) of the Nevada Revised Statutes, a copy of which is attached as Schedule "B" to the accompanying proxy statement/prospectus. See "Appraisal Rights" beginning on page 16 of the accompanying proxy statement/prospectus for a discussion of appraisal rights and how to exercise them.

Whether or not you plan on attending the annual and special meeting, we ask that you vote by proxy by following the instructions provided in the enclosed proxy card as promptly as possible. If your shares are held of record by a broker, bank, or other nominee, please follow the voting instructions sent to you by your broker, bank, or other nominee in order to vote your shares.

Even if you have voted by proxy, you may still vote in person if you attend the annual and special meeting. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the annual and special meeting, you must obtain a valid proxy issued in your name from that record holder.

                                        FLEXIBLE SOLUTIONS INTERNATIONAL, INC.


May __, 2018                            Daniel B. O'Brien, President





--------------------------------------------------------------------------------

                 PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE
                     ATTACHED PROXY CARD, AND SIGN, DATE AND
                             RETURN THE PROXY CARD.
                    TO SAVE THE COST OF FURTHER SOLICITATION,
                              PLEASE VOTE PROMPTLY

                                TABLE OF CONTENTS

                                                                          Page

GENERAL
..........................................................................
INCORPORATION OF DOCUMENTS BY REFERENCE..................................
ANNUAL MEETING
..........................................................................
PRINCIPAL SHAREHOLDERS
..........................................................................

PROPOSAL 1 - ELECTION OF DIRECTORS ......................................
PROPOSAL 2 - ADVISORY VOTE ON EXECUTIVE COMPENSATION ....................
PROPOSAL 3 - RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT
             REGISTERED PUBLIC ACCOUNTING FIRM ..........................
PROPOSAL 4 - THE CHANGE IN DOMICILE .....................................
STOCKHOLDER PROPOSALS....................................................
OTHER MATTERS ...........................................................
AVAILABLE INFORMATION....................................................
FORWARD LOOKING STATEMENTS...............................................
SCHEDULE A - PLAN OF CONVERSION..........................................
SCHEDULE B - RIGHTS OF DISSENTING SHAREHOLDERS ..........................
INFORMATION NOT REQUIRED IN THE PROSPECTUS ..............................
INDEMNIFICATION OF DIRECTORS AND OFFICERS ...............................
UNDERTAKINGS.............................................................
SIGNATURES...............................................................


No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this proxy statement/prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by us. This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer by means of this proxy statement/prospectus.

                           PROXY STATEMENT/PROSPECTUS

                                     GENERAL

We operate in two segments:

   (a) Energy and water conservation products, which consists of a (i) liquid swimming pool blanket which saves energy and water by inhibiting evaporation from the pool surface, and (ii) food-safe powdered form of the active ingredient within the liquid blanket and which is designed to be used in still or slow moving drinking water sources.

   (b) TPA's used by the petroleum, chemical, utility and mining industries to prevent corrosion and scaling in water piping. This product can also be used in detergents to increase biodegradability and in agriculture to increase crop yields by enhancing fertilizer uptake.

Our executive  offices are located at 6001 54 Ave., Taber,  Alberta,  Canada T1G
1X4.

In this proxy statement/prospectus, unless otherwise specified, the terms "we", "us", "our" and "FSI" mean Flexible Solutions International, Inc., a Nevada corporation whose shares you currently own. The term "you" means you, the reader and a stockholder of our company. The term "FSCA" means Flexible Solutions, Inc., a Canadian corporation, whose shares you are expected to own after we change the corporate jurisdiction of our company from Nevada to Canada.

Please read this proxy statement/prospectus carefully. You should rely only on the information contained in this proxy statement/prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by this proxy statement/prospectus is accurate as of any date other than the date on the front cover of this proxy statement/prospectus.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

We incorporate by reference the filed documents listed below, except as superseded, supplemented or modified by this proxy statement/prospectus:

     - our Annual Report on Form 10-K for the fiscal year ended December 31, 2017;
     -    our  Current  Report on Form 8-K filed  with the SEC on April 5, 2018;
          and
     -    our Registration Statement on Form 8-A filed on November 12, 2002.

In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c) , 14 or 15(d) of the Exchange Act, prior to the Annual Meeting of Shareholders, shall be deemed to be incorporated by reference into this proxy statement/prospectus.

The  documents   incorporated  by  reference   contain   important   information
concerning:

     -    our Business;
     -    Risk Factors relating to an investment in our securities;
     -    our Management and matters relating to Corporate Governance;
     -    Principal Shareholders;
     - our Financial Statements and our Management's Discussion of our Results of Operations and our Financial Conditions;

We will provide, without charge, to each person to whom a copy of this proxy statement/prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference, including exhibits. Requests should be directed to:

                     Flexible Solutions International, Inc.
                                  6001 54 Ave.
                                 Taber, Alberta
                                 Canada T1G 1X4
                                 (403) 223-2995

The documents incorporated by reference may be accessed at our website: www.flexiblesolutions.com

                                 ANNUAL MEETING

The accompanying proxy is solicited by the Company's directors for voting at the annual meeting of shareholders to be held on __________, 2018, at ____ _.m. Pacific Time, and at any and all adjournments of such meeting. If the proxy is executed and returned, it will be voted at the meeting in accordance with any instructions, and if no specification is made, the proxy will be voted for the proposals set forth in the accompanying notice of the annual meeting of shareholders. Shareholders who execute proxies may revoke them at any time before they are voted, either by writing to the Company at the address shown above or in person at the time of the meeting. Additionally, any later dated proxy will revoke a previous proxy from the same shareholder. This proxy statement/prospectus was posted on the Company's website on ____________, 2018.

There is one class of capital stock outstanding. Provided a quorum consisting of one-third of the shares entitled to vote is present at the meeting, the affirmative vote of a majority of the shares of common stock voting in person or represented by proxy is required to elect directors and to adopt the other proposals to come before the meeting. Cumulative voting in the election of directors is not permitted.

Shares of the Company's common stock represented by properly executed proxies that reflect abstentions or "broker non-votes" will be counted as present for purposes of determining the presence of a quorum at the annual meeting. "Broker non-votes" represent shares held by brokerage firms in "street-name" with respect to which the broker has not received instructions from the customer or otherwise does not have discretionary voting authority. Abstentions and broker non-votes will not be counted as having voted against the proposals to be considered at the meeting.

                             PRINCIPAL SHAREHOLDERS

The following table shows the beneficial ownership of our common stock as of April 30, 2018 by (i) each stockholder who is known by us to own beneficially more than five percent of our outstanding common stock, (ii) each of our officers and directors, and (iii) by all of our executive officers and directors as a group.

Name and Address                  Number of Shares (1)    Percent of Class
----------------                 --------------------     ----------------

Daniel B. O'Brien                     4,521,900               38.88%
6001 54 Ave.
Taber, AB
Canada  T1G 1X4

John Bientjes                            10,000                0.09%
#1-230 West 13th Street,
North Vancouver, B.C.
Canada  V7M 1N7

Robert Helina                            20,000                0.17%
6001 54 Ave.
Taber, AB
Canada  T1G 1X4

Dr. Thomas Fyles                              0                 0.0%
Box 3065
Victoria, BC
Canada V8W 3V6

Ben Seaman                                  800                0.01%
Unit 605 55 E. Cordova St.
Vancouver BC
Canada V6A 0A5

Name and Address                  Number of Shares (1)    Percent of Class
----------------                 --------------------     ----------------

David Flynn                                   0                 0.0%
202-2526 Yale Court,
Abbotsford, BC
Canada V2S 8G9

All Officers and Directors            4,552,700               39.15%
as a Group (6 persons)

(1) Includes shares which may be acquired on the exercise of the stock options listed below, all of which were exercisable as of April 30, 2018.

                        Shares Issuable Upon     Exercise     Expiration
    Name              the Exercise of Options      Price         Date
---------------       -----------------------    --------     ----------

   John Bientjes               5,000              $1.00      December 31, 2018
                               5,000              $1.05      December 31, 2019


   Robert Helina               5,000              $1.00      December 31, 2018
                               5,000              $1.05      December 31, 2019
                               5,000              $1.42      December 31, 2021
                               5,000              $1.70      December 31, 2022

                       PROPOSAL 1 - ELECTION OF DIRECTORS

Unless the proxy contains contrary instructions, it is intended that the proxies will be voted for the election of the persons listed below to serve as members of the board of directors until the next annual meeting of shareholders and until their successors shall be elected and shall qualify.

All nominees to the Board of Directors have consented to stand for re-election. In case any nominee shall be unable or shall fail to act as a director by virtue of an unexpected occurrence, the proxies may be voted for such other person or persons as shall be determined by the persons acting under the proxies in their discretion.

Daniel O'Brien and John Bientjes have served as directors for a significant period of time and each of those directors' long-standing experience with the Company benefits both the Company and its shareholders. Robert Helina is qualified to act as a director due to his longstanding financial experience. Dr. Fyles is qualified to act as a director due to his experience in chemistry. Ben Seaman is familiar with the Company and is qualified to act as a director due to his experience in marketing and distribution. David Fynn has accounting experience which benefits both the Company and its shareholders.

Information concerning the nominees to the Company's Board of Directors follows:

      Name                Age      Position
      -----               ---      --------

      Daniel B. O'Brien    61      President, Director
      John H. Bientjes     65      Director
      Robert Helina        52      Director
      Thomas Fyles         66      Director
      Ben Seaman           37      Director
      David Fynn           60      Director

Directors are elected annually and hold office until the next annual meeting of our stockholders and until their successors are elected and qualified. All executive offices are chosen by the board of directors and serve at the board's discretion.

Daniel B. O'Brien has served as the Company's President and Chief Executive Officer, as well as a director of the Company since June 1998. He has been involved in the swimming pool industry since 1990, when he founded the Company's subsidiary, Flexible Solutions Ltd. From 1990 to 1998 Mr. O'Brien was also a teacher at Brentwood College where he was in charge of outdoor education.

John H. Bientjes has been a director of the Company since February 2000. Since 1984, Mr. Bientjes has served as the manager of the Commercial Aquatic Supplies Division of D.B. Perks & Associates, Ltd., located in Vancouver, British Columbia, a company that markets supplies and equipment to commercial swimming pools which are primarily owned by municipalities. Mr. Bientjes graduated in 1976 from Simon Fraser University in Vancouver, British Columbia with a Bachelor of Arts Degree in Economics and Commerce.

Robert T. Helina has been a director since October 2011. Mr. Helina has been involved in the financial services industry for over 25 years which has given him extensive knowledge in business, economics and finance. His specially is in corporate finance and capital markets. Mr. Helina holds a Bachelor of Arts degree from Trinity Western University.

Thomas M. Fyles has been a director of the Company since August 2012. Since 1979 Dr. Fyles has been a chemistry professor at the University of Victoria (Assistant Professor 1979-1984/Associate Professor 1984-1992/and Professor with Tenure since 1992). Dr. Fyles received his Bachelor of Science degree (with honors) from the University of Victoria in 1974 and his Ph.D. in chemistry from York University in 1977. Dr. Fyles was a postdoctoral fellow with Prof. J.M. Lehn, Institut Le Bel, Universite Louis Pasteur, Strasbourg, France, between September 1977 and July 1979.

Ben Seaman has been a director of the Company since October 2016. Mr. Seaman has been the CEO of Eartheasy.com Sustainable Living Ltd since 2007, growing the company from $50K to over $25M in annual revenue. His company has contributed over $1M towards clean water projects in Kenya since 2013, and has been recognized internationally by the Stockholm Challenge Award and the Outdoor Industry Inspiration Award in 2016. Prior to that, he worked in sales and investor relations at Flexible Solutions. Mr. Seaman graduated from the University of Victoria with a Bachelor of Science degree in 2004. He has significant experience in launching new products, marketing, distribution and e-commerce in both the US and Canada. He's a strong believer in the triple bottom line approach to business, giving consideration to social and environmental issues in addition to financial performance.

David Fynn has been a director of the Company since October 2016. Mr. Fynn is a Canadian Chartered Professional Accountant and services individuals/companies in many sectors including mining and commodities in his private practice. David worked as a senior manager with KPMG in Canada and Ernst & Young in the United Kingdom and Saudi Arabia. Since 1996 he has been the principal of D.A. Fynn & Associates Inc., an accounting firm.

Daniel B. O'Brien devotes substantially all of his time to the Company's business.

The Company's Board of Directors formally met once during the year ended December 31, 2017. All of the Directors, attended this meeting either in person, by telephone conference call or by email.

The Company's Board of Directors does not have a "leadership structure", as such, since each director is entitled to introduce resolutions to be considered by the Board and each director is entitled to one vote on any resolution considered by the Board. The Company's Chief Executive Officer is not the Chairman of the Company's Board of Directors.

The Company's Board of Directors has the ultimate responsibility to evaluate and respond to risks facing the Company. The Company's Board of Directors fulfills its obligations in this regard by meeting on a regular basis and communicating, when necessary, with the Company's officers.

John Bientjes, Dr. Thomas Fyles, Ben Seaman and David Flynn are independent directors as that term is defined in section 803 of the listing standards of the NYSE American.

For purposes of electing directors at its annual meeting the Company does not have a nominating committee or a committee performing similar functions. The Company's Board of Directors does not believe a nominating committee is necessary since the Company's Board of Directors is small and the board of directors as a whole performs this function. The current nominees to the Board of Directors were selected by a majority vote of the Company's independent directors.

The Company does not have any policy regarding the consideration of director candidates recommended by shareholders since a shareholder has never recommended a nominee to the board of directors. However, the Company's board of directors will consider candidates recommended by shareholders. To submit a candidate for the board of directors the shareholder should send the name, address and telephone number of the candidate, together with any relevant background or biographical information, to the Company's Chief Executive Officer, at the address shown on the cover page of this proxy statement. The board has not established any specific qualifications or skills a nominee must meet to serve as a director. Although the board does not have any process for identifying and evaluating director nominees, the board does not believe there would be any differences in the manner in which the board evaluates nominees submitted by shareholders as opposed to nominees submitted by any other person. There have been no material changes to the procedures by which security holders may recommend nominees to the Company's board of directors during the past three years.

The Company does not have a policy with regard to board member's attendance at annual meetings. All board members except one attended via conference the last annual shareholder's meeting held on November 2, 2017.

Holders of the Company's common stock can send written communications to the Company's entire board of directors, or to one or more board members, by addressing the communication to "the Board of Directors" or to one or more directors, specifying the director or directors by name, and sending the communication to the Company's offices in Victoria, British Columbia. Communications addressed to the Board of Directors as whole will be delivered to each board member. Communications addressed to a specific director (or directors) will be delivered to the director (or directors) specified.

Security holder communications not sent to the board of directors as a whole or to specified board members are not relayed to board members.

The Company has adopted a Code of Ethics that applies to the its Principal Financial and Accounting Officer, as well as the other company employees. The Code of Ethics is available at the Company's website at www.flexiblesolutions.com.

If a violation of the code of ethics act is discovered or suspected, an officer of the Company must (anonymously, if desired) send a detailed note, with relevant documents, to the Company's Audit Committee, c/o John Bientjes, 6001 54 Ave., Taber, AB T1G 1X4 Canada.

Executive Compensation

The following table shows in summary form the compensation earned by (i) our Chief Executive Officer and (ii) by each other executive officer who earned in excess of $100,000 during the two fiscal years ended December 31, 2017 and 2016.

                                                                        All
                                                Restricted             Other
                                                  Stock     Options   Compen-
Name and Principal    Fiscal   Salary   Bonus     Awards     Awards    sation      Total
     Position          Year      (1)     (2)        (3)       (4)       (5)         (6)
------------------    ------   ------   -----   ----------  -------   -------     -------

Daniel B. O'Brien      2017   $901,605    --         --        --        --      $901,605
President, Chief       2016   $743,042    --         --        --        --      $743,042
Executive Officer
and Principal
Financial and
Accounting Officer

(1)  The dollar value of base salary (cash and non-cash) earned.

(2)  The dollar value of bonus (cash and non-cash) earned.

(3) During the periods covered by the table, the value of the shares of restricted stock issued as compensation for services to the persons listed in the table.

(4) The value of all stock options granted during the periods covered by the table.

(5) All other compensation received that we could not properly report in any other column of the table.

Non-Qualified Stock Option Plan

In August 2014 we adopted a Non-Qualified Stock Option Plan which authorizes the issuance of up to 1,500,000 shares of our common stock to persons that exercise options granted pursuant to the Plan. Our employees, directors and officers, and consultants or advisors are eligible to be granted options pursuant to the Non-Qualified Plan.

The Plan is administered by our Compensation Committee. The Committee is vested with the authority to determine the number of shares issuable upon the exercise of the options, the exercise price and expiration date of the options, and when, and upon what conditions options granted under the Plan will vest or otherwise be subject to forfeiture and cancellation.

During the fiscal year ended December 31, 2017 we issued 154,000 options pursuant to the Non-Qualified Plan (2016 - 168,000).

Stock Option Program

Prior to August 2014 we had a Stock Option Program which involved the issuance of options, from time to time, to our employees, directors, officers, consultants and advisors. Options were granted by means of individual option agreements. Each option agreement specified the shares issuable upon the exercise of the option, the exercise price, the expiration date and other terms and conditions of the option.

Options granted had terms of between one and five years after the date of grant and had exercise prices equal to the fair market value of a share of our common stock on the date of grant.

As a result of the adoption of our Non-Qualified Stock Option Plan in August 2014, all options are now granted pursuant to the Non-Qualified Stock Option Plan.

During the fiscal year ended December 31, 2017, Robert Helina was granted 5,000 options in his capacity of employee and no options were granted to our officers or directors. During the fiscal year ended December 31, 2017, 15,000 options were exercised by our directors.

The following table shows information concerning the options granted to our officers or directors that expired during the fiscal year ended December 31, 2017:

                                        Options Expired
                           ---------------------------------------------
                                                             Remaining
                             Number        Exercise         Contractual
           Name            of Options        Price          Term (Years)
           ----            ----------      --------         ------------

           John Bientjes      5,000         $1.21                Nil

Summary

The following table shows the weighted average exercise price of the outstanding options granted pursuant to the Company's Stock Option Program as of December 31, 2017, our most complete fiscal year:

                                          Number of                                      Number of Securities
                                         Securities                                       Remaining Available
                                       to be Issued            Weighted-Average           for Future Issuance
                      Total Shares    Upon Exercise of        Exercise Price of        Under Equity Compensation
                        Reserved     Outstanding Options,    Outstanding Options,      Plans (Excluding Securities
 Plan Category         Under Plans   Warrants and Rights     Warrant and Rights        Reflected in Column (a))
                                            (a)                       (b)                           (c)
---------------       ------------   -------------------     -------------------       -----------------------------
Non-Qualified Stock
 Option Plan            1,500,000        561,000                    $1.26                         861,000

Stock Option Program          N/A        152,000                    $1.03                              --
                        ---------        -------                    -----                         -------
          Total         1,500,000        713,000                    $1.21                         861,000
                        =========        =======                    =====                         =======

Our Non-Qualified Stock Option Plan and all grants made pursuant to our Stock Option Program have been approved by our shareholders.

As of April 30, 2018, options to purchase 685,000 shares of the Company's common stock were outstanding under the Non-Qualified Stock Option Plan and the Stock Option Program. The exercise price of these options varies between $0.75 and $1.70 per share. The options expire at various dates between December 31, 2018 and December 31, 2022.

Director Compensation

The Company reimburses directors for any expenses incurred in attending board meetings. Prior to 2016, and except for Daniel B. O'Brien, the Company compensated directors $2,500 annually and granted directors, other than Mr. O'Brien, options to purchase shares of common stock each year that they serve. For 2016 and 2017, the Company compensated the directors with an annual payment of $5,000 and no stock options.

The Company's directors received the following compensation during the year ended December 31, 2017:

   Name                   Paid in Cash     Stock Awards (1)   Option Awards (2)
   ----                   ------------     ----------------   -----------------

   John H. Bientjes          $5,000              --                --
   Robert Helina                 --              --                --
   Dr. Thomas Fyles          $5,000              --                --
   Ben Seaman                $5,000              --                --
   David Fynn                $5,000              --                --

(1)  The fair value of stock issued for services computed on the date of grant.

(2) The fair value of options granted computed in accordance with on the date of grant.

The terms of outstanding options held by the following persons as of September 21, 2017 are shown below:

   Name                 Option Price        No. of Options    Expiration Date
   ----                 ------------        --------------    ---------------

   John H. Bientjes         $1.00             5,000           December 31, 2018
   John H. Beintjes         $1.05             5,000           December 31, 2019

   Robert Helina            $1.00             5,000           December 31, 2018
   Robert Helina            $1.05             5,000           December 31, 2019
   Robert Helina            $1.42             5,000           December 31, 2021
   Robert Helina            $1.70             5,000           December 31, 2022

As of April 30, 2017, options to purchase 685,000 shares of the Company's common stock were outstanding under the Non-Qualified Stock Option Plan and the Stock Option Program. The exercise price of these options varies between $0.75 and $1.70 per share. The options expire at various dates between December 31, 2018 and December 31, 2022.

Compensation Committee

The Company's Compensation Committee consists of John Bientjes, Ben Seaman and David Fynn, all of whom are independent as that term is defined in Section 803 of the listing standards of the NYSE MKT.

The  Compensation  Committee  is  empowered  to review  and  approve  the annual compensation and compensation procedures for the Company's officers and determines the total compensation level for the Company's Chief Executive
Officer. The total proposed compensation of the Company's Chief Executive Officer is formulated and evaluated by its Chief Executive Officer and submitted to the Company's Compensation Committee for consideration.

During the year ended December 31, 2017 the Compensation Committee met once. All members of the Compensation Committee attended this meeting.

During the year ended December 31, 2017, Daniel B. O'Brien, the Company's only executive officer, did not participate in deliberations of the Company's Compensation Committee concerning executive officer compensation.

During the year ended December 31, 2017, no director of the Company was also an executive officer of another entity, which had an executive officer of the Company serving as a director of such entity or as a member of the Compensation Committee of such entity.

The following is the report of the Compensation Committee:

The key components of the Company's executive compensation program include annual base salaries and long-term incentive compensation consisting of stock options. It is the Company's policy to target compensation (i.e., base salary, stock option grants and other benefits) at approximately the median of comparable companies in the industries in which the Company competes. Accordingly, data on compensation practices followed by other companies in the industries in which the Company competes is considered.

The Company's long-term incentive program consists exclusively of periodic grants of stock options with an exercise price equal to the fair market value of the Company's common stock on the date of grant. To encourage retention, the ability to exercise options granted under the program may be subject to vesting restrictions. Decisions made regarding the timing and size of option grants take into account the performance of both the Company and the employee, "competitive market" practices, and the size of the option grants made in prior years. The weighting of these factors varies and is subjective. Current option holdings are not considered when granting options.

Audit Committee

The Company's Audit Committee presently consists of John Bientjes, Ben Seaman and David Fynn, all of whom and have strong financial backgrounds. The purpose of the Audit Committee is to review and approve the selection of the Company's auditors and review the Company's financial statements with the Company's independent registered public accounting firm. The Audit Committee also serves as an independent and objective party to monitor the Company's financial reporting process and internal control systems. The Audit Committee meets periodically with management and the Company's independent auditors.

During the fiscal year ended December 31, 2017, the Audit Committee met four times. All members of the Audit Committee attended these meetings.

The following is the report of the Audit Committee:

     (1) The Audit Committee reviewed and discussed the Company's audited financial statements for the year ended December 31, 2017 with the Company's management.

     (2) The Audit Committee discussed with the Company's independent registered public accounting firm the matters required to be discussed by Statement on Accounting Standards (SAS) No. 61 "Communications with Audit Committee" as amended by SASs 89 and 90.

     (3) The Audit Committee has received the written disclosures and the letter from the Company's independent registered public accounting firm required by PCAOB (Public Company Accounting Oversight Board) standards, and had discussed with the Company's independent registered public accounting firm the independent registered public accounting firm's independence.

     (4) Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission.

     (5) During the year ended December 31, 2017 the Company paid Meyers Norris Penny LLP, the Company's independent registered public accounting firm, audit and audit related fees of $72,375 for professional services rendered for the audit of the Company's annual financial statements and the reviews of the financial statements included in the Company's 10-Q reports for the fiscal year and all regulatory filings.

     (6) The Audit Committee is of the opinion that these fees are consistent with maintaining its independence from the Company.

The foregoing report has been approved by the members of the Audit Committee:

      John Bientjes
      Ben Seaman
      David Fynn

The Company's Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on the Company's website:
www.flexiblesolutions.com.

Our board of directors recommends that you vote FOR the nominees to the Board of Directors

              PROPOSAL 2 - ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables the Company's shareholders to vote to approve, on a nonbinding advisory basis, the compensation of the Company's executive officers.

Accordingly, the Company will ask shareholders to vote for the following resolution at the annual meeting:

    "RESOLVED, that the Company's shareholders approve, on a nonbinding advisory basis, the compensation of the Company's executive officers, as disclosed in the Company's Proxy Statement for the Annual Meeting of Shareholders to be held __________, 2018 pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Summary Compensation Table and the other related tables and narrative disclosure in the Company's proxy statement."

To the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, the Company's Board of Directors and its Compensation Committee will consider shareholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends that the shareholders approve on a nonbinding advisory basis the resolution approving the compensation of the Company's executive officers set forth in this proxy statement.

                  PROPOSAL 3 - RATIFICATION OF THE APPOINTMENT
              OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has selected Meyers, Norris, Penny, LLP, an independent registered public accounting firm, to audit the books and records of the Company for the fiscal year ending December 31, 2018. Meyers, Norris, Penny served as the Company's independent registered public accounting firm for the fiscal years ended December 31, 2017 and 2016. A representative of Meyers, Norris, Penny is not expected to be present at the shareholders' meeting.

The following table shows the aggregate fees billed to the Company during the years ended December 31, 2017 and 2016 by Meyers Norris Penny LLP:

                                              Year  Ended December 31,
                                             2017                 2016
                                             ----                 ----

      Audit Fees                            $72,375              $64,553
      Audit-Related Fees                         --                   --
      Tax Fees                                   --              $ 5,663
      All Other Fees                             --                   --

Audit fees represent amounts billed for professional services rendered for the audit of the Company's annual financial statements and the reviews of the financial statements included in the Company's 10-Q reports for the fiscal year and all regulatory filings. Audit-related fees represent amounts billed for reviewing amendments to the Company's 10-K and 10-Q reports. Before Meyers Norris Penny was engaged by the Company to render audit or non-audit services, the engagement was approved by the Company's audit committee. The Company's Board of Directors is of the opinion that the audit fees charged by Meyers Norris Penny are consistent with that firm maintaining its independence from the Company.

               Our board of directors recommends that you vote FOR
             the ratification of Meyers, Norris, Penny, LLP as our
                     auditors for our upcoming fiscal year.

                       PROPOSAL 4 - THE CHANGE IN DOMICILE

General

On December 19, 2017, our board of directors determined that it would be in the best interest of our company to change our corporate jurisdiction from the State of Nevada to Canada. We intend to change the corporate jurisdiction of FSI from Nevada to Canada by means of a process called a "conversion" under the Nevada Revised Statutes ("NRS") and a "continuation" under the Canadian Business Corporations Act ("CBCA").

If our stockholders approve the proposed continuation then we intend to file articles of conversion with the Secretary of State of Nevada and a continuation application with the Registrar of Companies of Canada. Upon receipt of a certificate of continuation from the Registrar of Companies of Canada, we will be continued as a Canadian corporation and will be governed by the laws of Canada. The assets and liabilities of the Canadian corporation immediately after the continuation will be identical to the assets and liabilities of the Nevada corporation immediately prior to the continuation. The officers and directors of FSI immediately before the continuation becomes effective will be the officers and directors of the Canadian corporation. The change of our corporate jurisdiction will not result in any material change to our business and will not have any effect on the relative equity or voting interests of our stockholders. Each previously outstanding share of our common and preferred stock will become one common or preferred share, as the case may be, of Canadian corporation.

The change of our corporate jurisdiction will result in changes in the rights and obligations of our current stockholders under applicable corporate laws. For an explanation of these differences see the discussion of "Material Differences of the Rights of Our Stockholders After the Change of Our Corporate Jurisdiction" beginning on page 28 of this proxy statement/prospectus. In addition, the change of our corporate jurisdiction may have material tax consequences to stockholders which may or may not be adverse to any particular stockholder depending on the stockholder's particular circumstances. For a more detailed explanation of the tax consequences.

Plan of Conversion

A summary of the material terms of the plan of conversion is set forth below. The full text of the plan of conversion is attached as Schedule "A" to this proxy statement/prospectus.

Principal Terms of the Conversion

The plan of conversion provides that at the effective time of the conversion, FSI will be converted into FSCA, a Canadian corporation continued under the CBCA. At the effective time of the conversion, the continuation application and articles of FSCA, in the forms attached as Appendix "A" and Appendix "B", respectively, of the plan of conversion will replace the articles of incorporation and bylaws of FSI.

Effective Time of the Conversion

The plan of conversion provides that, as promptly as practicable after the approval of the plan of conversion by the holders of a majority of the outstanding shares of common stock of FSI, FSI will file the articles of conversion with the Secretary of State of Nevada and a continuation application with the Registrar of Companies of Canada. The plan of conversion provides that the effective date and time of the conversion will be the date and time on and at which the continuation becomes effective under the NRS or the date and time on and at which the continuation becomes effective under the CBCA, whichever occurs later.

Manner and Basis of Converting Shares of Common Stock

At the effective time of the conversion, each share of common stock of FSI, with a par value of $0.001 per share, issued and outstanding immediately before the effective time of the conversion will, by virtue of the conversion and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and non-assessable common share, without par value, of FSCA.

Manner and Basis of Converting Options and Other Rights

At the effective time of the conversion, each option, warrant or other right to acquire shares of common stock of FSI Nevada that is or was outstanding immediately before the effective time of the conversion will, by virtue of the conversion and without any action on the part of the holder thereof, be converted into and become an option, warrant or right, respectively, to acquire, upon the same terms and conditions, the number of common shares of FSCA that such holder would have received had such holder exercised such option, warrant or right, respectively, in full immediately before the effective time of the conversion (whether or not such option, warrant or right was then exercisable) and the exercise price per share under each such option, warrant or right, respectively will be equal to the exercise price per share thereof immediately before the effective time of the conversion, unless otherwise provided in the instrument or agreement granting such option, warrant or right, respectively.

Effect of the Conversion

At the effective time of the conversion, FSI will cease to exist as a Nevada corporation, and the title to all real estate vested by deed or otherwise under the laws of any jurisdiction, and the title to all other property, real and personal, owned by FSI, and all debts due to FSI on whatever account, as well as all other things in action or belonging to FSI immediately before the conversion, will be vested in FSCA, without reservation or impairment. FSCA will have all of the debts, liabilities and duties of FSI, and all rights of creditors accruing and all liens placed upon any property of FSI up to the effective time of the conversion will be preserved unimpaired, and all debts, liabilities and duties of FSI immediately before the conversion will attach to FSCA and may be enforced against it to the same extent as if it had incurred or contracted such debts, liabilities and duties. Any proceeding pending against FSI may be continued as if the conversion had not occurred or FSCA may be substituted in the proceeding in place of FSI.

Amendment

The boards of directors of FSI may amend the plan of conversion at any time before the effective time of conversion, provided, however, that an amendment made subsequent to the approval of the conversion by the stockholders of FSI must not (a) alter or change the manner or basis of exchanging a stockholder's shares of FSI for a stockholder's shares, rights to purchase a stockholder's shares, or other securities of FSCA, or for cash or other property in whole or in part or (b) alter or change any of the terms and conditions of the plan of conversion in a manner that adversely affects the stockholders of FSI.

Termination

At any time before the effective time of the conversion, the plan of conversion may be terminated and the conversion may be abandoned by the board of directors of FSI, notwithstanding approval of the plan of conversion by the stockholders of FSI. We anticipate that the plan of conversion will be terminated if the proposed conversion is not approved by our stockholders at the annual and special meeting.

Appraisal Rights

Pursuant to the NRS ss.ss. 78.3793, 92A.300 - 92A.500 (inclusive) (the "Dissenters Rights Provisions") our stockholders are entitled, after complying with certain requirements of Nevada law, to dissent from approval of the continuation pursuant to Chapter 92A of the NRS and to be paid the "fair value" of their shares of our common stock exclusive of any element of value arising from the accomplishment or expectation of the continuation, if the continuation is completed. Stockholders electing to exercise these appraisal rights must comply with the provisions of Chapter 92A of the NRS in order to perfect their rights. We will require strict compliance with the statutory procedures.

In the context of the continuation, the Dissenters' Rights Provisions provides that the former stockholders may elect to have our company purchase their shares held by the former stockholders for a cash price that is equal to the "fair value" of such shares, as determined in a judicial proceeding in accordance with the Dissenters' Rights Provisions. The fair value of the shares of any former stockholder means the value of such shares immediately before the effectuation of the continuation excluding any appreciation or depreciation in anticipation of the continuation, unless exclusion of any appreciation or depreciation would be inequitable.

A copy of the Dissenters' Rights Provisions is attached as Schedule "B" hereto. If you wish to exercise your dissenters' rights or preserve the right to do so, you should carefully review Schedule "B" hereto. IF YOU FAIL TO COMPLY WITH THE PROCEDURES SPECIFIED IN THE DISSENTERS' RIGHTS PROVISIONS IN A TIMELY MANNER, YOU MAY LOSE YOUR DISSENTERS' RIGHTS. BECAUSE OF THE COMPLEXITY OF THOSE PROCEDURES, YOU SHOULD SEEK THE ADVICE OF COUNSEL IF YOU ARE CONSIDERING
EXERCISING YOUR DISSENTERS' RIGHTS. Former stockholders who perfect their dissenters' rights by complying with the procedures set forth in the Dissenters' Rights Provisions will have the fair value of their Shares determined by a Nevada state district court and will be entitled to receive a cash payment equal to such fair value. Any such judicial determination of the fair value of shares could be based upon any valuation method or combination of methods the court deems appropriate. The value so determined could be more or less than the continuation to be paid in connection with the continuation. In addition, former stockholders who invoke dissenters' rights may be entitled to receive payment of a fair rate of interest from the effective time of the continuation on the amount determined to be the fair value of their shares. If you do NOT plan to seek an appraisal of all of your shares, please execute (or, if you are not the record holder of such shares, to arrange for such record holder or such holder's duly authorized representative to execute) and mail postage paid the enclosed Letter of Transmittal to the agent at the address set forth in the Letter of Transmittal. You should note that surrendering to FSI certificates for your shares will constitute a waiver of your appraisal rights under the NRS.

All demands for appraisal should be addressed to Dan O'Brien at FSI, 6001 54 Ave., Taber, Alberta, Canada T1G 1X4, before the vote on the continuation is taken at the annual and special meeting, and should be executed by, or on behalf of, the record holder of the shares of the common stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of our common stock.

In view of the complexity of the Dissenter's Rights Provisions in Chapter 92A of the NRS, stockholders desiring to dissent from the continuation and pursue appraisal rights should consult their legal advisers. A copy of Chapter 92A of the NRS is attached as Schedule "B" to this proxy statement/prospectus.

Reasons for the Continuation

We believe that the change of our corporate jurisdiction to Canada will more accurately reflect our operations, which are headquartered in and managed from Canada. We also believe that changing our corporate jurisdiction to Canada more accurately reflects the identity of our company. Furthermore, the majority of our officers and directors are located in Canada, and a large amount of our issued and outstanding stock is owned of record by persons not residents in the United States.

In addition to the potential benefits described above, the continuation will impose some moderate costs on our company and will expose us and our stockholders to some risk, including the risk of liability for taxation and the potential for greater impediments to enforcement of judgments and orders of United States courts and regulatory authorities against our company following the consummation of the continuation. Please see the section entitled "Risk Factors Pertaining to our Change in Domicile" for a more comprehensive discussion regarding the risk factors of the continuation. There are also differences between the laws of Nevada and the laws of Canada. Regardless of the risks and costs associated with the change of our corporate jurisdiction, our board of directors has determined that the potential advantages of the change of our corporate jurisdiction outweigh the risks and costs.

Although our board of directors evaluated variations in the basic structure of the continuation, our board of directors believes, based on advice from management and its professional advisors, that the proposed structure of our company as a Canadian corporation is the best structure to provide the advantages which our company is seeking without substantial operational or financial risks. No assurance can be given, however, that the anticipated benefits of the continuation will be realized.

Corporate Law Requirements

In order for our company to carry out the continuation, it will be necessary for us to comply with the provisions of the NRS and the CBCA.

The NRS allows a corporation that is incorporated under the Nevada corporate law to convert into a foreign entity pursuant to a conversion approved by the stockholders of the Nevada corporation. Pursuant to the Nevada corporate law, the board of directors of FSI has adopted the plan of conversion attached as Schedule "A" to this proxy statement/prospectus and FSI, subject to approval by our stockholders.

If holders of a majority of the voting power of our stockholders vote to approve the plan of conversion, we intend to file articles of conversion with the Nevada Secretary of State. After we file the articles of conversion and pay to the Secretary of State of the State of Nevada all prescribed fees, and we comply with all other requirements, the conversion will become effective in accordance with the Nevada corporate law.

As we are proposing to continue into the jurisdiction of Canada, we must also comply with the applicable provisions of the CBCA in order to successfully complete the continuation.

A foreign corporation is permitted to continue from a foreign jurisdiction into Canada by filing with the Registrar of Companies of Canada a continuation application and providing to the Registrar of Companies certain records and information that the Registrar of Companies may require. We expect that the continuation of FSI into Canada will be effective on the date and time that the continuation application, the form of which is attached hereto as Appendix "A" of the plan of conversion, is filed with the Registrar of Companies, assuming we provide the Registrar of Companies with any records and information it may require. After FSI Nevada is continued into Canada, the Registrar of Companies must issue a certificate of continuation showing the name of the continued company (expected to be "Flexible Solutions, Inc.") and the date and time on which it is continued into Canada as a continued company.

Our Authorized Capital after the Change of Our Corporate Jurisdiction

Our Certificate of Incorporation presently provides that our authorized capital is 50,000,000 shares of common stock with a par value of $0.001 per share, and 1,000,000 shares of preferred stock with a par value of $0.01 per share.

Our authorized share capital following the completion of the change in domicile will consist of an unlimited number of common and preferred shares without nominal or par value. The authorized share capital may be increased or decreased by a resolution approved by the affirmative vote of the holders of 66 2/3% of the voting power of the issued and outstanding shares entitled to vote on such matter, voting together as a single class. The Board will be authorized to issue new post-Redomicile common shares without Stockholder approval.

Exchange of Share Certificates

Upon the effectiveness of the continuation, FSI will mail a letter of transmittal with instructions to each holder of record of shares of common stock of FSI outstanding immediately before the effective time for use in exchanging certificates formerly representing shares of common stock of FSI for certificates representing shares of FSCA. Certificates should not be surrendered by the holder thereof until they have received the letter of transmittal from FSI.

Material Differences of the Rights of Our Stockholders After the Change of Our Corporate Jurisdiction

You will continue to hold the same number of shares you now hold following the change of our corporate jurisdiction from the State of Nevada to Canada. However, the rights of stockholders under the NRS differ in certain substantive ways from the rights of stockholders under the CBCA. The NRS differs in many respects from the CBCA. The following is a summary description of the principal differences that could affect the rights of our stockholders.

Common Shares

The holders of common shares of FSCA will be entitled to dividends, if, as and when declared by the board of directors of FSCA, entitled to one vote per share at meetings of shareholders or FSCA and, upon dissolution, entitled to share equally in such assets of FSI as are distributable to the holders of common shares of FSI and subject to the rights of the holders of preferred shares.

Preferred Shares

FSCA will be authorized to issue preferred shares in one or more series. Subject to the CBCA, the directors of FSCA may, by resolution, if none of the shares of any particular series are issued, alter articles of FSCA and authorize the alteration of the notice of articles of FSCA, as the case may be, to do one or more of the following:

    o determine the maximum number of shares of that series that FSCA is authorized to issue, determine that there is no such maximum number, or alter any such determination;
    o create an identifying name for the shares of that series, or alter any such identifying name; and
    o attach special rights or restrictions to the shares of that series, or alter any such special rights or restrictions.

The holders of preferred shares will be entitled, on the liquidation or dissolution of FSCA, whether voluntary or involuntary, or on any other distribution of the assets of FSCA among shareholders of FSCA for the purpose of winding up its affairs, to receive, before any distribution is made to the holders of common shares of FSCA or any other shares of FSCA ranking junior to the preferred shares with respect to the repayment of capital on the liquidation or dissolution of FSCA, whether voluntary or involuntary, or on any other distribution of the assets of FSCA among shareholders of FSCA for the purpose of winding up its affairs, the amount paid up with respect to each preferred share held by them, together with the fixed premium (if any) thereon, all accrued and unpaid cumulative dividends (if any and if preferential) thereon, which for such purpose will be calculated as if such dividends were accruing on a day-to-day basis up to the date of such distribution, whether or not earned or declared, and all declared and unpaid non-cumulative dividends (if any and if preferential) thereon. After payment to the holders of the preferred shares of the amounts so payable to them, they will not, as such, be entitled to share in any further distribution of the property or assets of FSCA, except as specifically provided in the special rights and restrictions attached to any particular series. All assets remaining after payment to the holders of preferred shares as aforesaid will be distributed rateably among the holders of common shares of FSCA.

Except for such rights relating to the election of directors on a default in payment of dividends as may be attached to any series of the preferred shares by the directors, holders of preferred shares will not be entitled, as such, to receive notice of, or to attend or vote at, any general meeting of shareholders of FSCA.

Voting Rights

Stockholders will be entitled to one vote for each post-Redomicile common share held of record on all matters submitted to a vote of the Stockholders, will have the right to vote for the election of directors and will not have cumulative voting rights. Except as otherwise required by law, Stockholders will not be entitled to vote on any amendment to the articles of incorporation that relates solely to the terms of any future outstanding series if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the and articles of incorporation or pursuant to the CBCA.

Dividends

Stockholders will be entitled to receive in proportion to the number of post-Redomicile common shares held by them such dividends (payable in cash, post-Redomicile common shares or otherwise), if any, as may be declared from time to time by the Board out of funds available for dividend payments. Dividends will not be declared where there are reasonable grounds for believing the Company is insolvent or the payment of dividends would render the company insolvent. There will not be a fixed rate of dividends.

Conversion, Redemption, Liquidation and Pre-Emption Rights

Stockholders will have no preferences or rights of conversion, exchange, pre-emption or other subscription rights attached to post-Redomicile common shares. There will be no redemption or sinking fund provisions applicable to such common shares. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company's affairs, Stockholders will be entitled to share ratably in the Company's assets in proportion to such common shares held by them that are remaining after payment or provision for payment of all of the Company's debts and obligations.

Directors

The NRS requires that a corporation have a minimum of one director. The number of directors must be fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors must be made only by amendment to the certificate, which requires stockholder approval. The number of directors may be changed by resolution of the board of directors if the certificate of incorporation or bylaws so provide. The certificate of incorporation of FSI provides that the board of directors of FSI must determine the number of directors, subject to the bylaws of FSI. The bylaws of FSI provide that the number of directors must be a minimum of 1 and a maximum of 8 unless and until otherwise determined by a vote of a majority of the board of directors of FSI. Within these limits, the number of directors must be determined from time to time by resolution of the board of directors or by the stockholders at a meeting. The bylaws of FSI provide that generally all elections must be decided by the vote of a majority in interest of the stockholders present in person or represented by proxy and entitled to vote at the meeting.


Under the CBCA, a public company must have no fewer than three directors at least two of whom are not officers or employees of the corporation or its affiliates and whereby at least twenty-five per cent of the directors of a corporation must be resident Canadians and if a corporation has less than four directors, at least one director must be a resident Canadian. The directors are elected at the annual meeting of shareholders of the Company for a term expiring at the end of the next annual meeting. Under the CBCA, the directors may also, if the articles so provide, appoint one or more additional directors, who shall also hold office for a term expiring at the end of the next annual meeting, provided that the total number of directors so elected shall not exceed one third of the number of directors elected at the previous annual meeting.

Canadian law allows a corporation to have a staggered board of directors (also known as a classified board of directors) if provided for in the articles or by-laws of the corporation.

Under the CBCA, subject to certain exceptions, a quorum of directors may fill a vacancy among the directors, except a vacancy resulting from an increase in the number or the minimum or maximum number of directors or a failure to elect the number or minimum number of directors provided for in the articles.

Under the CBCA, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation's request as a director or officer, or an individual acting in a similar capacity, of another entity, (an "Indemnifiable Person") against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the Indemnifiable Person in respect of any civil, criminal administrative, investigative or other proceeding in which the Indemnifiable Person is involved because of that association with the corporation or other entity.

A corporation may not indemnify an Indemnifiable Person under the CBCA unless the individual:

   (i) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the bests interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation's request; and

   (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful.

A corporation may, with the approval of a court, also indemnify an Indemnifiable Person in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favour, to which the individual is made a party because of the individual's association with the corporation or other entity, against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the Indemnifiable Person fulfils all of the conditions set out above.

Under the CBCA, the directors are entitled to be reimbursed for reasonable expenses they may incur in and about the business of the corporation.

Under the CBCA, directors have fiduciary obligations to the corporation. Under the CBCA, directors, when exercising the powers and discharging their duties, must act honestly and in good faith with a view to the best interests of the corporation and exercise the care, diligence and skill that a reasonably prudent individual would exercise in comparable circumstances.

Removal of Directors

Under the CBCA, the shareholders of a corporation may by ordinary resolution at a special meeting remove any director or directors from office. However, there are certain exceptions. Where the corporation's articles provide for cumulative voting, a director may be removed from office only if the number of votes cast in favour of the director's removal is greater than the product of the number of directors required by the articles and the number of votes cast against the motion. In addition, where the holders of any class or series of shares of a corporation have an exclusive right to elect one or more of the directors, a director so elected may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series.

Under the NRS, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

Personal Liability of Directors and Derivative Actions

The CBCA imposes specific statutory liabilities on directors of corporations in certain situations. Directors can be held liable, for example, for the authorization of share issues at less than fair market value, or for unpaid wages and vacation pay owed to employees. Under numerous other provisions in federal and provincial statutes, directors may also face personal liability for, among other things, environmental offences, source deductions from payrolls, and tax remittances. Corporate directors have a number of defenses to legal actions in which it is alleged that they have breached their statutory or fiduciary duties, including:

     (i) dissenting from a resolution passed or action taken at a board meeting, which may relieve the director of any liability for the results of that decision;

    (ii) raising a "good faith reliance" defense to an accusation of breach of a fiduciary duty, whereby the director is entitled to rely in good faith on financial statements or reports made by an officer of the corporation, the corporation's auditor, or by other professionals, such as a lawyer, an accountant, or an engineer; and

   (iii) availing themselves of a due diligence defense that permits directors to avoid a number of statutory liabilities, including breach of fiduciary duty, where the directors exercise the same degree of care, diligence and skill as a reasonably prudent person in comparable circumstances.

Interested Shareholder Transactions and Anti-Takeover Provisions

Some powers granted to companies under the NRS may allow a Nevada corporation to make itself potentially less vulnerable to hostile takeover attempts. These powers include the ability to:

    o require that notice of nominations for directors be given to the corporation prior to a meeting where directors will be elected, which may give management an opportunity to make a greater effort to solicit its own proxies;
    o only allow the board of directors to call a special meeting of stockholders, which may thwart a raider's ability to call a meeting to make disruptive changes;
    o provide that the power to determine the number of directors and to fill vacancies be vested solely in the board, so that the incumbent board, not a raider, would control vacant board positions;
    o provide for supermajority voting in some circumstances, including mergers and certificate of incorporation amendments;

There is no similar provision under the CBCA.

Amendments to the Governing Documents

Under the CBCA, the amendment of the articles of a corporation generally requires the approval by special resolution of the shareholders. Unless the articles or by-laws otherwise provide, the directors may, by resolution, make, amend or repeal any by-law that regulates the business or affairs of a corporation. Where the directors make, amend or repeal a by-law, they are required under the CBCA to submit the by-law, amendment or repeal to the shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend the by-law, amendment or repeal by an ordinary resolution, which is a resolution passed by a majority of the votes cast by shareholders who voted in respect of the resolution. If the directors of a corporation do not submit a by-law, an amendment or a repeal to the shareholders at the next meeting of shareholders, the by-law, amendment or repeal will cease to be effective on the date of the meeting of shareholders at which it should have been submitted, and no subsequent resolution of the directors to adopt, amend or repeal a by-law having substantially the same purpose and effect is effective until it is confirmed or confirmed as amended by the shareholders.

Shareholder Quorum and Voting Requirements

Under the NRS, a corporation's certificate of incorporation and bylaws may specify the number of shares necessary to constitute a quorum at any meeting of shareholders; provided, however, that a quorum may not consist of less than one-third of the shares entitled to vote at the meeting. The bylaws of FSI provide that the presence in person or by proxy of stockholders entitled to cast at least one third of the shares entitled to vote at the meetings of stockholders constitutes a quorum.

Under the CBCA, unless waived by the shareholders, a corporation must send notice of the date, time and location of a general meeting of the shareholders not less than 21 days and not more than 60 days before the meeting.

Under the CBCA, the record date for a meeting of shareholders is set by the board of directors. Subject to certain exceptions, a corporation is required to file on SEDAR a notice of record date and meeting date at least 25 days before the record date for the meeting. The record date for a meeting of the corporation's shareholders must not precede the date on which the meeting is to be held by more than 60 days or by less than 30 days.

Under the CBCA, unless otherwise provided in the articles or by-laws of the corporation, a quorum of shareholders is present at a meeting of shareholder, irrespective of the number of persons actually present at the meeting, if the holders of a majority of the shares entitled to vote at the meeting are present in person of represented by proxy.

Under the CBCA, shareholders carry out actions such as the election of directors, appointment of auditors and approval of amendments to by-laws by ordinary resolution. Ordinary resolutions require a simple majority of votes cast by shareholders in order to pass. Certain extraordinary fundamental changes, such as, among others, amalgamations, continuances, and sales, leases or other dispositions of all or substantially all of the undertakings of a corporation other than in the ordinary course of business, and other extraordinary corporate actions such as liquidations, dissolutions and (if ordered by a court) arrangements, are required to be approved by special resolution. Under the CBCA, a special resolution means a resolution passed by a majority of not less than two-thirds of the votes cast by the shareholders who voted in respect of that resolution.

Under the CBCA, there is no prescriptive period for which a proxy is valid, but a proxy is only valid at the meeting in respect of which it is given or any adjournment thereof.

Under the CBCA, cumulative voting on the election of directors is permitted if provided for in the articles of the corporation. Where the articles provide for cumulative voting certain protocols must be followed.

Under the CBCA, where a written statement is submitted by a director or auditor:
(i) a resolution in writing signed by all the shareholder entitled to vote on that resolution at a meeting of shareholders is as valid as if it had been passed at a meeting of the shareholders; and (ii) a resolution in writing dealing with all matters required by the CBCA to be dealt with at a meeting of shareholders, and signed by all the shareholder entitled to vote at that meeting, satisfies all the requirements of the CBCA relating to meetings of shareholders.

Except where the CBCA or the articles require approval by a special resolution or unanimous resolution, a simple majority of the votes cast by shareholders voting shares that carry the right to vote at a meeting is required to approve any resolution properly brought before the stockholders.

The bylaws of FSI provide that generally all elections and questions must be decided by the vote of a majority in interest of the stockholders present in person or represented by proxy and entitled to vote at the meeting.

Under the CBCA, notice of an adjourned meeting of directors is not required to be given if the time and place of the adjourned meeting is announced at the original meeting.

The NRS provide that the vote of holders of a majority of the outstanding shares entitled to vote is required to alter, amend, change or repeal a corporation's certificate of incorporation, unless otherwise specified in a corporation's certification of incorporation or bylaws. In addition, if the amendment to the certificate of incorporation would increase or decrease the aggregate number of authorized shares of a class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely, that class is entitled to vote separately on the amendment whether or not it is designated as voting stock. Furthermore, if the proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but will not so affect the entire class, then only the shares of the series so affected by the amendment will be considered a separate class for purposes of the class vote. The NRS reserves the power to the stockholders to adopt, amend or repeal the bylaws unless the certificate of incorporation confers such power on the board of directors in addition to the stockholders. The certificate of incorporation of FSI provides that the board of directors of FSI is expressly authorized to make, alter or repeal our bylaws.

Special Meeting of Shareholders

Under the CBCA, a special meeting of shareholders may be called by the board of directors at any time or by the court upon application of a director or shareholder. Further, the holders of not less than 5% of the issued shares of the corporation that carry the right to vote at a meeting sought to be held may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition. If the directors do not call a meeting within 21 days after receiving the requisition to call a meeting, any shareholder who signed the requisition may call the meeting.

Under the NRS, a special meeting may be called by a board of directors or by any other person authorized to do so in the corporation's certificate of incorporation or bylaws. The bylaws of FSI provide that special meetings of the stockholders or of any class or series thereof entitled to vote may be called by the President or by the chairman of the board of directors, or at the request in writing by stockholders of record owning at least 20% percent of the issued and outstanding voting shares of common stock of FSI.

Votes Required for Extraordinary Transactions

Under the CBCA, approvals of amalgamations (except amalgamations between a corporation and wholly owned subsidiaries), consolidations, and sales, leases, or exchanges of substantially all the property of a corporation, other than in the ordinary course of business of the corporation requires approval by the stockholders by a special resolution at a duly called meeting. The special resolution means a resolution passed at a meeting of shareholders by at least 2/3 of the votes cast by shareholders voting shares that carry the right to vote at a meeting.

Under the NRS, mergers or consolidations generally require the approval of the holders of a majority of the outstanding stock of the corporation entitled to vote and stockholder approval is not required by a Nevada corporation:

   o if it is the surviving corporation in a merger requiring the issuance of common stock not exceeding 20% of the corporation's common stock outstanding immediately prior to the merger, the merger agreement does not amend in any respect the survivor's certification of incorporation, and stockholder approval is not specifically mandated in the survivor's certification of incorporation;
   o if it is the surviving corporation in a merger with a subsidiary in which it ownership was 90% or greater.

Unless a greater percentage is required by the certificate of incorporation, a sale, lease, or exchange of all or substantially all the property or assets of a Nevada corporation or an amendment to its certificate of incorporation also requires the approval of the holders of a majority of the outstanding stock entitled to vote on the matter.

Shareholder Action by Written Consent (In Lieu of a Meeting)

Under the CBCA, any action required or permitted to be taken at a meeting of the stockholders by an ordinary resolution may be taken by a written resolution signed by a special majority of the stockholders entitled to vote on such resolution. The proposed articles of FSI provide that a special majority is two-thirds of the votes cast on the resolution. Any action required or permitted to be taken at a meeting of the stockholders by a special resolution may be taken by a written resolution signed by all the shareholders entitled to vote on such resolution.

Under the NRS, stockholders may execute an action by written consent in lieu of a stockholder meeting, unless such right is eliminated in the corporation's certificate of incorporation or bylaws, if holders of outstanding stock representing not less than the minimum number of votes that would be necessary to take the action at an annual or special meeting execute a written consent providing for the action.

Under the CBCA, in certain circumstances, a registered shareholder who disagrees with a proposed corporate action can require the company to purchase his or her shares for their fair value. The actions giving rise to a right of dissent are as follows:

    o   an   alteration   in  the  articles  of  a  company  by  altering  the
        restrictions on the business carried on or to be carried on by the company, or in its powers;
    o various forms of corporation reorganizations, amalgamation, or arrangements (where permitted);
    o a proposed sale, lease or exchange of all or substantially all of the corporation's assets; or
    o in respect of any resolution or court order or arrangement permitting dissent.

Under the NRS, stockholders have the right to dissent and exercise appraisal rights only with respect to forms of corporate mergers and consolidations and not in the case of other fundamental change such as the sale of all or substantially all of the assets of the corporation or amendments to the certification of incorporation, unless so provided in the corporation's certificate of incorporation. Stockholders who have neither voted in favor of nor consented to the merger or consolidation have the right to seek appraisal of their shares by demanding payment in cash for their shares equal to the fair value of such shares. Fair value is determined by a court in an action timely brought by the stockholders who have properly demanded appraisal of their shares. In determining fair value, the court may consider all relevant factors, including the rate of interest which the resulting or surviving corporation would have had to pay to borrow money during the pendency of the court proceedings. In addition, under the NRS, appraisal rights are not available for any shares of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation.

Oppression Remedies

Under the CBCA, a shareholder of a corporation has the right to apply to a court on the grounds that the corporation is acting or proposes to act in a way that is prejudicial to the shareholder. After the application is filed, the court may make any order as it sees fit, including an order to prohibit any act proposed by the corporation.

There are no equivalent statutory remedies under the NRS; however, stockholders may be entitled to remedies for a violation of a director's fiduciary duties under Nevada common law.

Inspection of Corporate Books and Records

Under the CBCA, current shareholders of a corporation are entitled to inspect, without charge, all of the records the corporation is required to maintain under the BCBCA, except for minutes of directors' meetings and directors' consent resolutions (and those of committees of directors) and written dissents to resolutions of directors. However, shareholders have the right to inspect the portions of minutes of directors' meetings, or of directors' consent resolutions and other records that contain disclosures of conflicts of interest by directors and senior officers, and the right to inspect disclosures of certain financial assistance made by the corporation.

Under NRS, stockholders have the right for any proper purpose to inspect, upon written demand under oath stating the purpose for such inspection, the corporation's stock ledger, list of stockholders and its other books and records, and to make copies or extracts of the same. A proper purpose means a purpose reasonably related to a person's interests as a stockholder.

Accounting Treatment of the Change of Our Corporate Jurisdiction

For United States accounting purposes, the change of our corporate jurisdiction from Nevada to Canada by means of the continuation represents a non-substantive exchange to be accounted for in a manner consistent with a transaction between entities under common control. All assets, liabilities, revenues and expenses will be reflected in the accounts of FSI based on existing carrying values at the date of the exchange. The historical comparative figures of FSI will be those of FSCA.

We will continue to prepare our financial statements in accordance with the United States Generally Accepted Accounting Principles after the consummation of the change of our corporate jurisdiction.

Certain United States Federal Income Tax Consequences of the Change of Our Corporate Jurisdiction

Neither FSI nor FSCA will recognize a gain or loss in as a result of our change in domicile.

The following is a general summary of certain U.S. federal income tax considerations applicable to Shareholders resulting from the change of our corporate jurisdiction from the State of Nevada to Canada by means of the continuation (the "Continuation") and the ownership and disposition of FSI Shares.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a Shareholder. For example, it does not take into account the individual facts and circumstances of any particular Shareholder that may affect the U.S. federal income tax considerations applicable to such holder, nor does it address the state and local, federal estate and gift, federal alternative minimum tax or foreign tax consequences to a Shareholder relating to the Continuation and the ownership and disposition of FSI Shares acquired thereby. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any Shareholder. Each Shareholder is urged to consult its own tax advisor regarding the U. S. federal tax consequences which may apply as a result of the Continuation and the ownership and disposition of FSI and FSCA shares.

No ruling from the Internal Revenue Service (the "IRS") has been requested, or will be obtained, regarding the U.S. federal income tax consequences to Shareholders as a result of the of the Continuation. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary are based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.

This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the "Canada-U.S. Tax Convention"), and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this registration statement. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis which could affect the U.S. federal income tax considerations described in this summary. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

As used in this summary, the term "U.S. Holder" means a beneficial owner of FSI Shares (or, after the Continuation has been consummated, a beneficial owner of FSCA Shares) that is for U.S. federal income tax purposes:

  (a) an individual who is a citizen or resident of the U.S.;

  (b) a corporation, or other entity classified as a corporation that is created or organized in or under the laws of the U.S. or any state in the U.S., including the District of Columbia;

  (c) an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income; or

  (d) a trust if (i) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes; or (ii) is subject to the supervision of a court within the United States and the control of one or more U.S. persons as described in the Code.

For purposes of this summary, a "Non-U.S. Holder" is a beneficial owner of FSI Shares (or, after the Continuation, a beneficial owner of FSCA Shares) that is neither a U.S. Holder nor a partnership.

This summary does not address the U.S. federal income tax considerations of the Continuation to Shareholders that are subject to special provisions under the Code, including: (a) Shareholders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) Shareholders that are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) Shareholders that are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method;
(d) Shareholders  that have a "functional  currency" other than the U.S. dollar;

e) Shareholders that own FSI Shares (or after the Continuation is consummated, FSCA Shares) as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) Shareholders that acquired FSI Shares (or after the Continuation is consummated, FSCA Shares) in connection with the exercise of employee stock options or otherwise as compensation for services; (g) Shareholders that hold FSI Shares (or after the Continuation is consummated, FSCA Shares) other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); and (h) partnerships and other pass-through entities (and investors in such partnerships and entities).

This summary also does not address the U.S. federal income tax considerations applicable to Shareholders who are: (a) U.S. expatriates or former long-term residents of the U.S.; (b) persons that have been, are, or will be a resident or deemed to be a resident in Canada for purposes of the Income Tax Act (Canada) (the "Canadian Act"); (c) persons that use or hold, will use or hold, or that are or will be deemed to use or hold FSI Shares (or after the Continuation is consummated, FSCA Shares) in connection with carrying on a business in Canada;
(d) persons whose FSI Shares (or after the Continuation is consummated, FSCA Shares) constitute "taxable Canadian property" under the Canadian Act; or (e) persons that have a permanent establishment in Canada for the purposes of the Canada-U.S. Tax Convention. Shareholders that are subject to special provisions under the Code, including Shareholders described immediately above, should consult their own tax advisor regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences relating to the Continuation and the ownership and disposition of FSCA Shares received pursuant to the Continuation.

Finally, this summary does not address the U.S. federal income tax consequences of transactions effected prior or subsequent to, or concurrently with the Continuation, including, without limitation: any vesting, conversion, assumption, disposition, exercise, exchange or other transaction involving any rights to acquire FSI Shares or FSCA Shares, including any options or warrants of FSI; and any transaction, other than the Continuation, in which securities of FSI or FSCA are acquired.

If an entity that is classified as a partnership (or "pass-through" entity) for U.S. federal income tax purposes holds FSI Shares (or after the Continuation is consummated, FSCA Shares), the U.S. federal income tax consequences to such partnership and the partners of such partnership of participating in the Continuation and the ownership of FSCA Shares received pursuant to the Continuation generally will depend on the activities of the partnership and the status of such partners. Partners of entities that are classified as partnerships for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences of the Continuation and the ownership and disposition of FSCA Shares received thereby.

This discussion provides general information only and is not intended to be tax advice to any particular Shareholder. Any U.S. Federal, state, or local tax advice included in this discussion was not intended or written to be used, and it cannot be used by any Shareholder, for the purpose of avoiding any penalties that may be imposed by any U.S. Federal, state or local governmental taxing authority or agency. This discussion was written solely to support the promotion or marketing of the transactions or matters addressed in this Memorandum. Investors should consult their own independent tax advisors in determining the application to them of the U.S. federal income tax consequences set forth below and any other U.S. federal, state, local foreign or other tax consequences to them of the purchase, ownership and disposition of FSI and FSCA shares. Investors should note that no rulings have been or will be sought from the IRS with respect to any of the U.S. federal income tax consequences discussed below and no assurance can be given that the IRS will not take positions contrary to the conclusions stated below.

The U.S. Anti-Inversion Rules

FSI may be treated as a U.S. corporation for U.S. federal income tax purposes. FSCA, a non-U.S. corporation generally would be classified as a non-U.S. entity (and, therefore, non-U.S. tax residents) under general rules of U.S. federal income taxation. However, Section 7874 of the Internal Revenue Code of 1986, as amended (the "Code"), contains rules that can result in a non-U.S. corporation being taxed as a U.S. corporation for U.S. federal income tax purposes, unless certain specific tests regarding the level of business activities are satisfied. Based on the anticipated level of business activities of the Company and its relevant affiliates, it is unclear whether the tests would be satisfied. Satisfaction of these tests will not be finally determined until after the time of the Change of Jurisdiction. If it were determined that FSI would be taxed as a U.S. corporation for U.S. federal income tax purposes, the Company may be liable for both Canadian and U.S. taxes, which could have a material adverse effect on its financial condition and results of operations.

On the other hand, if the Company is to be treated as a non-U.S. corporation for U.S. federal tax purposes, certain adverse U.S. federal income tax consequences could apply to a U.S. Holder if the Company were treated as a passive non-U.S. investment company ("PFIC") for any taxable year during which the U.S. Holder holds FSI shares. The Company may be classified as a PFIC and there can be no assurance that the Company or any of its non-U.S. corporate subsidiaries would not be treated as a PFIC for any taxable year. If the Company were treated as a PFIC, U.S. Holders of the Company shares could be subject to certain adverse U.S. federal income tax consequences with respect to a gain realized on a taxable disposition of such shares, and certain distributions received on such shares. In addition, dividends received with respect to the Company shares or with respect to the relevant non-U.S. corporate subsidiary, as applicable, would not constitute qualified dividend income eligible for preferential tax rates if the Company or the relevant non-U.S. corporate subsidiary, as applicable, were treated as a PFIC for the taxable year of the distribution or for its preceding taxable year. Certain elections may be available to U.S. Holders to mitigate some of the adverse tax consequences resulting from PFIC treatment.

The Company will be incorporated under the laws of Canada. Generally, corporations incorporated outside of the United States are not treated as U.S. corporations for U.S. federal income tax purposes. However, as described below,
Section 7874 of the Code treats certain corporations incorporated outside the United States as U.S. corporations for U.S. federal income tax purposes. The Company believes that it will be treated as a U.S. corporation for U.S. federal income tax purposes as a result of the Continuation.

Under Section 7874 of the Code, a corporation created or organized outside the United States (i.e., a non-U.S. corporation) may nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, a U.S. tax resident and subject to U.S. federal income tax on its worldwide income) if each of the following three conditions are met: (i) the non-U.S. corporation acquires, directly or indirectly, or is treated as acquiring under applicable Treasury Regulations, substantially all of the assets held, directly or indirectly, by a U.S. corporation, (ii) after the acquisition, the former stockholders of the U.S. corporation hold at least 80% (by vote or value) of the shares of the non-U.S. corporation by reason of holding shares of the U.S. corporation, and (iii) after the acquisition, the non-U.S. corporation's expanded affiliated group does not have substantial business activities in the non-U.S. corporation's country of organization or incorporation when compared to the expanded affiliated group's total business activities.

As a result of the Continuation, (i) FSCA will likely be treated as indirectly acquiring all of the assets of FSI and (ii) after the Continuation, the former stockholders of FSCA will likely own, in the aggregate, at least 80% (by vote and value) of FSI common shares by reason of their ownership of FSI common stock. FSI believes that it does not have sufficient business activities in Canada, its country of incorporation, to satisfy the "substantial business activity" exception under applicable Section 7874 Treasury Regulations. Therefore, under current law, the Company should be treated as a U.S. corporation for U.S. federal income tax purposes.

The remainder of this discussion assumes that FSI will be treated as a U.S. corporation for U.S. federal income tax purposes. The U.S. federal income tax consequences of owning FSI shares would be materially different than those stated herein if, notwithstanding FSI's expectation, FSI were to be treated as a non-U.S. corporation for U.S. federal income tax purposes.

No ruling from the IRS or legal opinion concerning the U.S. federal income tax consequences of the Continuation has been obtained and none will be requested. Thus, there can be no assurance that the IRS will not challenge the qualification of the Continuation as a tax-deferred F reorganization under
Section 368(a)(1)(F) of the Code, or that, if challenged, a U.S. court would not agree with the IRS.

If the Continuation qualifies as an F reorganization and FSI is treated as a U.S. corporation for U.S. federal tax purposes under Section 7874 of the Code, then the following U.S. federal income tax consequences generally would result for U.S. Holders:

  (a) no gain or loss will be recognized by a U.S. Holder on the exchange of FSI Shares for FSCA Shares pursuant to the Continuation;

  (b) the tax basis of a U.S. Holder in the FSI Shares acquired in exchange for FSCA Shares pursuant to the Continuation would be equal to such U.S. Holder's tax basis in FSI Shares exchanged;

  (c) the holding period of a U.S. Holder with respect to the FSCA Shares acquired in exchange for FSI Shares pursuant to the Continuation will include such U.S. Holder's holding period for FSI Shares; and

  (d) U.S. Holders who exchange FSCA Shares for FSI Shares pursuant to the Continuation generally would be required to report certain information to the IRS on their U.S. federal income tax returns for the tax year in which the Continuation occurs, and to retain certain records related to the Continuation.

U.S. Holders are urged to consult their tax advisors as to the particular consequences of the exchange of FSI stock for FSCA shares pursuant to the Continuation.

Distributions by FSCA

The gross amount of cash distributions on FSCA shares would generally be taxable to U.S. Holders as dividend income to the extent of the earnings and profits of FSCA as determined for U.S. federal income purposes.

To the extent that the amount of any distribution exceeds FSCA's earnings and profits, the distribution would generally first be treated as a tax-free return of capital (with a corresponding reduction in the adjusted tax basis of a U.S. holder's FSCA common shares), and thereafter would be taxed as a capital gain recognized on a taxable disposition.

Dividends paid in a currency other than U.S. dollars will be included in a U.S. Holder's gross income in a U.S. dollar amount based on the spot exchange rate in effect on the date of actual or constructive receipt, whether or not the payment is converted into U.S. dollars at that time. The U.S. Holder will have a tax basis in such currency equal to such U.S. dollar amount, and any gain or loss recognized upon a subsequent sale or conversion of the foreign currency for a different U.S. dollar amount will be U.S. source ordinary income or loss. If the dividend were converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income.

A U.S. Holder would generally recognize a taxable gain or loss on any sale or other taxable disposition of FSI shares in an amount equal to the difference between the amount realized from such sale or other taxable disposition and the U.S. Holder's adjusted tax basis in such shares. Such recognized gain or loss generally would be a capital gain or loss. Capital gains of non-corporate U.S. Holders (including individuals) generally would be subject to U.S. federal income tax at preferential rates if the U.S. Holder has held the FSI shares for more than one year as of the date of the sale or other taxable disposition. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder on the sale or other taxable disposition of FSCA common shares generally would be treated as U.S. source gain or loss.

Material U.S. Federal Income Tax Considerations for Non-U.S. Holders

A non-U.S. Holder of FSCA shares generally would not be subject to U.S. federal income or withholding tax on any gain realized on the disposition of FSCA shares unless:

     o the gain is effectively connected with a U.S. trade or business of such non-U.S. Holder (or, if an income tax treaty applies, is attributable to a United States "permanent establishment"); or

     o such non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met.

Gain recognized by a non-U.S. Holder of FSCA shares described in the first bullet point above would generally be subject to tax under the rules described above as if it were a U.S. Holder of FSCA shares. An individual non-U.S. Holder of FSCA shares described in the second bullet point above would generally be subject to a 30% tax on the gain, which may be offset by U.S. source capital losses realized in the same year, even though the individual is not considered a resident of the United States.

Additionally, non-U.S. Holders generally would be required to recognize gain and be liable for U.S. federal income and withholding tax with respect to a taxable sale, exchange or other disposition of FSCA shares if FSCA were treated for U.S. federal income tax purposes as a "U.S. real property interest" ("USRPHI"). Subject to certain exceptions, FSCA would generally be a USRPHI if at any point in the preceding 5 years the fair market value of its U.S. real property interests equaled or exceeded 50% of the sum of the fair market values of its worldwide real property interests and other assets used or held for use in a trade or business, all as determined under applicable Treasury Regulations. While not free from doubt, the Company believes that it has not been, and will not be at the time of the Change of Jurisdiction, a USRPHI for U.S. federal income tax purposes. Non-U.S. Holders are urged to consult their tax advisor about the consequences that could result if FSCA were a USRPHI.

Assuming that FSCA is to be treated as a U.S. corporation for U.S. federal tax purposes, a non-U.S. Holder generally would be subject to U.S. federal withholding tax on dividends received from FSI, and could be subject to U.S. federal income tax if the dividends were effectively connected with the non-U.S. Holder's conduct of a trade or business in the United States (and, if an income tax treaty applies, the dividends are attributable to a permanent establishment or fixed place of business maintained by the non-U.S. Holder in the United States).

Certain Canadian Federal Income Tax Consequences of the Change of Our Corporate Jurisdiction

The following summarizes certain Canadian federal income tax consequences under the Canadian Act applicable to our company and our stockholders resulting from the change of our corporate jurisdiction by means of the continuation, and thereafter of holding and disposing of common shares in the capital of FSCA.

Comments on tax consequences to shareholders is restricted to shareholders (each in this summary a "Holder") of our company each of whom is an individual (other than a trust) or corporation who or which, at all material times for the purposes of the Canadian Act, holds all of its common shares in the capital of FSCA solely as capital property, acts at arm's length with FSCA, and is not a "financial institution" to which the "mark to market" rules apply, a "specified financial institution" nor a shareholder in respect of whom our company is a "foreign affiliate" under the Canadian Act. Comment is further restricted, in the case of any Holder who is not resident in Canada for Canadian federal income tax purposes (in this commentary, a "Non-resident Holder"), to Non-resident Holders whose common shares in the capital of FSCA are not used in or in the course of carrying on a business in Canada, and will not constitute "taxable Canadian property" at any particular time after the change of our corporate jurisdiction. In general, a common share of FSCA held by a Non-resident Holder will not constitute taxable Canadian property at any particular time after the change of our corporate jurisdiction provided that at that time the common shares of FSCA are listed on a designated stock exchange for the purposes of the Canadian Act, which includes Tiers 1 and 2 of the Canadian Securities Exchange, unless at any particular time during the five year period that ends at that time either the Non-resident Holder, or any one or more persons with whom the Non-resident Holder does not deal at arm's length, alone or in any combination, held or had a right to acquire 25% or more of the issued shares of any class in the capital stock of FSCA and more than 50% of the fair market value of the common shares of FSCA was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, Canadian resource properties, timber resource properties, or options in respect of or interests in the foregoing.

This summary assumes that we will not, at the time of the change of our corporate jurisdiction, own shares of a corporation that is resident in Canada for the purposes of the Canadian Act.

Comment is based on the current provisions of the Canadian Act and regulations, all amendments thereto publicly proposed by the Minister of Finance of Canada to the date hereof, and our Canadian tax advisor's understanding of the published administrative practices of the Canada Revenue Agency ("CRA"). Unless otherwise expressly stated, it is assumed that all such amendments will be enacted substantially as currently proposed, and that there will be no other material change to any relevant law or administrative practice, although no assurances can be given in these respects. Except to the extent otherwise expressly provided, this summary does not take into account any provincial, territorial or foreign tax law, nor any bilateral income tax treaty to which Canada is a party. Canadian income tax laws, regulations and the interpretation thereof are subject to change, which could materially alter the following summary. If there should be any change having retroactive effect in the Canadian Act, regulations or administrative practices of the CRA then there may also be material changes to the following summary.

This summary is of a general nature only and is not, and is not to be construed as, Canadian tax advice to any particular Holder. Each Holder is urged to obtain independent advice as to the legal and Canadian tax implications of the continuation, and thereafter of holding and disposing of common shares in the capital of FSCA, applicable to the Holder's particular circumstances.

Canadian Federal Income Tax Consequences

As a result of the continuation, FSI will be deemed to have disposed of, and FSCA will be deemed to have immediately thereafter reacquired, each property owned by FSI at its fair market value immediately before the time of the continuation. The Company will be subject to Canadian federal income tax liabilities with respect to any gains realized as a result of the deemed disposition of all of its assets that constitute "taxable Canadian property" for the purposes of the Canadian federal income tax. Following the continuation, gains arising on the future disposition of property of the Company will be subject to tax in Canada. However, the effect of the deemed disposition and reacquisition is that any gains or losses that accrued to FSI before the continuation of FSI to Canada will generally not be taken into account in determining the Company's liability for tax under the Canadian Act when the Company actually disposes of, or is deemed to dispose of, the property. The deemed disposition and reacquisition will be relevant not only for capital gains purposes but also in determining the cost of the FSI's property for capital cost allowance and inventory purposes.

As a result of the continuation, the Company will be deemed to have been incorporated in Canada from that point onward, and not to have been incorporated elsewhere. The Company will be deemed to have had a taxation year end immediately before the time of the continuation, and will be deemed to have commenced a new tax year at the time of the continuation. The Company will be able to choose a new fiscal year end falling within the 53 weeks following the date of the continuation.

Resident Holders and Non-resident Holders

The continuation will not cause a disposition or deemed disposition of the shares of common stock of FSI Nevada held by any Holder, and therefore will not cause the realization of any capital gain or capital loss by the Holder in respect of such shares.

The paid-up capital of shares of the Company's common stock may be subject to adjustment upon the continuation. The Company will be deemed to have disposed of all of its assets immediately before the continuation and to have reacquired them on the continuation at a cost equal to their fair market value. If the resulting tax cost of the Company's assets, net of the Company's outstanding liabilities at the time of the continuation ("Net Tax Cost") is less than the aggregate paid-up capital of its common shares, the paid-up capital of the Company's common shares will be reduced to an amount equal the Net Tax Cost. If the Company's Net Tax Cost is greater than the aggregate paid-up capital of its common shares, the Company may elect, within 90 days of the continuation, to increase the paid-up capital of its common shares. If the Company makes such an election, it will be deemed to have paid prior to the continuation, and the holders of the Company's common shares will be deemed to have received pro rata, a dividend in respect of the Company's common shares. It is not intended that the Company will make this election if available.

Disposing of Common Shares

Canadian Resident Holders

The normal rules for the taxation of capital gains and losses applicable before the change of our corporate jurisdiction to Holders who are resident in Canada for the purposes of the Canadian Act (each a "Resident Holder") will continue to apply to Resident Holders in respect of a disposition of common shares in the capital of FSCA after the continuation.

In summary, these rules will provide that a Resident Holder who disposes of such a common share after the continuation will realize a capital gain (capital loss) equal to the amount by which the proceeds received by the Resident Holder on the disposition exceed (are exceeded by) the adjusted cost base of the common share to the Resident Holder.

The Resident Holder will be required to include one half of any such capital gain (taxable capital gain) in income to be taxed at normal rates.

The Resident Holder may deduct one half of any such capital loss (allowable capital loss) from taxable capital gains realized in the taxation year of the Resident Holder in which the disposition occurs and, to the extent not so deductible, from taxable capital gains realized in any of the three preceding taxation years or any subsequent taxation year.

The Resident Holder, if a "Canadian-controlled private corporation" as defined for the purposes of the Canadian Act, will be required to include any taxable capital gain so arising in its "aggregate investment income" and pay an additional refundable tax equal to 10 2/3% of its aggregate investment income, and will be entitled to a refund of such additional tax at the rate of 38 1/3% of refund for every CDN$1 of taxable dividends that it subsequently pays. Non-resident Holders

Generally, a Non-resident Holder who is a US resident for the purposes of the Canada - U.S. Income Tax Convention who disposes of common shares in the capital of the Company after the change of our corporate jurisdiction will not incur any tax liability provided that at the time of disposition not more than 50% of the value of the common shares in the capital of the Company derives from "real property" situated in Canada as defined for the purposes of the Canada - U.S. Income Tax Convention (which includes among other things, any right to explore for or exploit mineral deposits and sources in Canada and other natural resources in Canada, or any right to an amount computed by reference to the production, including profit, from, or to the value of production from, mineral deposits and sources in Canada and other natural resources in Canada).

A Non-resident Holder who disposes of common shares in the capital of the Company after the change of our corporate jurisdiction will not incur any liability for Canadian federal income tax in respect of any taxable capital gain so arising, nor be permitted to deduct any allowable capital loss so arising from taxable capital gains (if any) of the Non-resident Holder otherwise subject to Canadian federal income tax if at the time of disposition such common shares are not taxable Canadian property to the Non-resident Holder.

The Non-resident Holder will not be required to obtain a tax clearance certificate from CRA in respect of the disposition provided that at the time of disposition the common shares in the capital of the Company are listed on a Canadian or foreign "recognized stock exchange" (as defined under the Canadian
Act), which includes a designated stock exchange, such as the Canadian Securities Exchange.

Any Non-resident Holder who is contemplating disposing of common shares in the capital of the Company after the change of our corporate jurisdiction should obtain Canadian tax advice as to whether the Non-resident Holder will be subject to Canadian tax, or be required to obtain a tax clearance certificate from CRA, in respect of the disposition.

Dividends on Common Shares

Canadian Resident Holders

A Resident Holder who is an individual will be required to include the amount of any dividend actually or deemed to have been received after the change of our corporate jurisdiction on a common share in the capital of the Company in income, subject to the usual dividend gross-up and dividend tax credit rules applicable to dividends paid by a taxable Canadian corporation.

A Resident Holder that is a corporation will be required to include the amount of any dividend actually or deemed to have been received by it after the change of our corporate jurisdiction on a common share in the capital of the Company in income, but generally will be entitled to deduct an equivalent amount in computing its taxable income. The corporation, if it is a "private corporation" as defined for the purposes of the CBCA, or a corporation controlled by or for the benefit of an individual or any related group of individuals, may be liable for a 38 1/3% refundable tax ("Part IV Tax") on any such dividend to the extent that the dividend was deductible in computing its taxable income, and will be entitled to a refund of such Part IV Tax at the rate of 38 1/3% of refund for every CDN$1 of taxable dividends that it subsequently pays.

Non-resident Holders

Each Non-resident Holder will be required to pay Canadian withholding tax on the amount of any dividend, including any stock dividend, paid or credited or deemed to be paid or credited by the Company after the change of our corporate jurisdiction to the Non-resident Holder on a common share. The rate of withholding tax is 25% of the gross amount of the dividend, or such lesser rate as may be available under an applicable income tax treaty. The rate of withholding tax under the Canada - U.S. Income Tax Convention, subject to the limitation of benefits article, applicable to a dividend paid to a Non-resident Holder who is a resident of the United States for the purposes of the Canada - U.S. Income Tax Convention is 5% if the Non-resident Holder is a company that owns at least 10% of the voting stock of FSI, and 15% in any other case, of the gross amount of the dividend. the Company will be required to withhold any such tax from the dividend, and remit the tax directly to CRA for the account of the Non-resident Holder.

Reporting Obligations under Securities Laws

If we change our corporate jurisdiction to Canada, we will still have to comply with reporting requirements under the United States securities laws. However, these requirements should be reduced because we would no longer be a United States company.

We currently prepare our financial statements in accordance with United States generally accepted accounting principles ("US GAAP"). We file our audited annual financial statements with the Securities and Exchange Commission on annual reports on Form 10-K and our unaudited interim financial statements with the Securities and Exchange Commission on quarterly reports on Form 10-Q. Upon completion of the continuation, we anticipate that we will meet the definition of a "foreign private issuer" under the Securities Exchange Act of 1934. As a foreign private issuer, we can file an annual report on Form 20-F each year with the Securities and Exchange Commission and we can file our interim financial statements and management's discussion and analysis with the Securities and Exchange Commission on Form 6-K. We anticipate that we will continue to prepare our financial statements in accordance with GAAP subsequent to the change of our corporate jurisdiction.

In addition, as a foreign private issuer, our directors, officers and stockholders owning more than 10% of our outstanding common stock will no longer be subject to the insider reporting requirements of Section 16(b) of the Securities Exchange Act of 1934 and we will no longer be subject to the proxy rules of Section 14 of the Securities Exchange Act of 1934. Furthermore, Regulation FD does not apply to non-United States companies and will not apply to us upon completion of the continuation.

Quotation on the NYSE American

Our common stock is quoted on the NYSE American under the symbol "FSI". We expect that immediately following the continuation, our common shares will requalify to be quoted on the NYSE American.

Risk Factors Pertaining to Our Change in Domicile

We may still be treated as a U.S. corporation and taxed on our worldwide income after the change of domicile.

The  change of  domicile  of our  company  from the State of Nevada to Canada is considered  a  migration  of our  company  from the State of  Nevada to  Canada.
Certain transactions whereby a U.S. corporation migrates to a foreign jurisdiction can be considered by the United States Congress to be an abuse of the U.S. tax rules because thereafter the foreign entity is not subject to U.S. tax on its worldwide income. Section 7874(b) of the Internal Revenue Code of 1986, as amended (the "Code"), was enacted in 2004 to address this potential abuse. Section 7874(b) of the Code provides generally that certain corporations that migrate from the United States will nonetheless remain subject to U.S. tax on their worldwide income unless the migrating entity has substantial business activities in the foreign country to which it is migrating when compared to its total business activities.

If Section 7874(b) of the Code applies to the migration of our company from the State of Nevada to Canada, our company would continue to be subject to United States federal income taxation on its world-wide income. Section 7874(b) of the Code could apply to our migration unless we have substantial business activities in Canada when compared to our total business activities.

If FSCA is treated as a U.S.  corporation  for U.S.  federal tax purposes  under
Section 7874 of the Code, then the Company believes the Continuation would be treated as a reorganization under Section 368(a) of the Code and the following U.S. federal income tax consequences generally would result for U.S. Holders:

     (a) no gain or loss will be recognized by a U.S. Holder on the exchange of FSI Shares for FSCA Shares pursuant to the Continuation;

     (b) the tax basis of a U.S. Holder in the FSCA Shares acquired in exchange for FSI shares pursuant to the Continuation would be equal to such U.S. Holder's tax basis in FSI shares exchanged;

     (c) the holding period of a U.S. Holder with respect to the FSCA Shares acquired in exchange for FSI Shares pursuant to the Continuation will include such U.S. Holder's holding period for FSCA Shares; and

     (d) U.S. Holders who exchange FSI Shares for FSCA Shares pursuant to the Continuation generally would be required to report certain information to the IRS on their U.S. federal income tax returns for the tax year in which the Continuation occurs, and to retain certain records related to the Continuation.

We may be classified as a Passive Foreign Investment Company as a result of the continuation.

Sections 1291 to 1298 of the Code contain the Passive Foreign Investment Company ("PFIC") rules. These rules generally provide for punitive treatment to "U.S. holders" (as defined in the section titled "Certain United States Federal Income Tax Consequences") of PFICs. A foreign corporation is classified as a PFIC if more than 75% of its gross income is passive income or more than 50% of its assets produce passive income or are held for the production of passive income. These rules would not apply if the Section 7874(b) rules, as noted above, deem FSCA to be considered as a U.S. corporation for U.S. federal tax purposes.

Because we expect that most of our assets after the continuation will be cash or cash equivalents and shares of our wholly-owned subsidiary, we may in the future be classified as a PFIC if Section 7874 is not applicable. If we are classified as a PFIC after migration, then the holders of shares of our company who are U.S. taxpayers may be subject to PFIC provisions which may impose U.S. taxes, in addition to those normally applicable, on the sale of their shares of our company or on distribution from our company.

If we complete the continuation, we will no longer be required to file quarterly financial statements that have been reviewed by our independent auditors on Forms 10-Q, as required by the Securities Exchange Act of 1934.

If we change our corporate jurisdiction to Canada, we will still have to comply with reporting requirements under United States securities laws. However, these requirements could be reduced because we will no longer be incorporated in a state of the United States.

We currently prepare our financial statements in accordance with United States generally accepted accounting principles ("US GAAP"). We file our audited annual financial statements with the Securities and Exchange Commission with our annual reports on Form 10-K and we file our unaudited interim financial statements with the Securities and Exchange Commission with our quarterly reports on Form 10-Q. Upon completion of the continuation, we anticipate that we will meet the definition of a "foreign private issuer" under the Securities Exchange Act of 1934, as amended. As a foreign private issuer, we anticipate that we will be eligible to file our annual reports each year with the Securities and Exchange Commission on Form 20-F. As a foreign private issuer filing annual reports on Form 20F, we would not be required to file quarterly reports on Forms 10-Q. Instead, we would file with the Securities and Exchange Commission on a quarterly basis interim financial statements that are not required to be reviewed by our auditors, together with management's discussion and analysis.

If we complete the continuation, insiders of our company will no longer be required to file insider reports under Section 16(a) of the Securities Exchange Act of 1934 and they will no longer be subject to the "short swing profit rule" of Section 16(b) of the Securities Exchange Act of 1934.

As a foreign private issuer, our directors, officers and stockholders owning more than 10% of our outstanding common stock will be subject to the insider filing requirements imposed by Canadian securities laws but they will be exempt from the insider requirements imposed by Section 16 of the Securities Exchange Act of 1934. The Canadian securities laws do not impose on insiders any equivalent of the "short swing profit rule" imposed by Section 16 and, after completion of the continuation, our insiders will not be subject to liability for profits realized from any "short swing" trading transactions, or a purchase and sale, or a sale and purchase, of our equity securities within less than six months. As a result, our stockholders may not enjoy the same degree of protection against insider trading as they would under Section 16 of the Securities Exchange Act of 1934.

If we complete the continuation, our company will no longer be required to comply with Regulation FD.

Regulation FD, which was promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934 to prevent certain selective disclosure by reporting companies, does not apply to non-United States companies and will not apply to us upon completion of the continuation. As a result, our stockholders may not enjoy the same degree of protection against selective disclosure as they would under Section 16 of the Securities Exchange Act of 1934.

Your rights as a stockholder of our company will change as a result of the continuation.

Because of the differences between Nevada law and Canadian law, your rights as a stockholder will change if the continuation is completed. For a detailed discussion of these differences, see "Material Differences of the Rights of Our Stockholders After the Change of Our Corporate Jurisdiction." beginning at page __ of this proxy statement/prospectus.

The market for shares of our company as a Canadian corporation may differ from the market for shares of our company as a Nevada corporation.

Although we anticipate that our common shares will requalify to be quoted on the NYSE American following the completion of the continuation, the market prices, trading volume and volatility of the shares of our company as a Canadian corporation could be different from those of the shares of our company as a Nevada corporation. We cannot predict what effect, if any, the continuation will have on the market price prevailing from time to time or the liquidity of our common shares.

The exercise of dissent and appraisal rights by our shareholders may adversely impact the Company.

Pursuant to the Dissenters Rights Provisions of Nevada corporate law, if the conversion is completed, former stockholders who did not vote in favor of the continuation may elect to have the company purchase their shares for a cash price that is equal to the "fair value" of such shares, as determined in a judicial proceeding. The fair value means the value of such shares immediately before the effectuation of the continuation excluding any appreciation or depreciation in anticipation of the continuation, unless exclusion of any appreciation or depreciation would be inequitable. If sufficient shareholders elect to have us purchase their shares, the liability resulting from the fair value of those shares will adversely impact the financial condition of the company, cause significant volatility in the price of the our company's common shares, or materially impair the ability of our company to execute its plan of operation.

  Our board of directors recommends that you vote FOR the change in domicile.

                              STOCKHOLDER PROPOSALS

Any   shareholder   proposal  which  may  properly  be  included  in  the  proxy solicitation material for the annual meeting of shareholders following the Company's year ending December 31, 2018 must be received by the Company's Secretary no later than _______________, 2018.

All stockholder proposals, notices and requests should be made in writing and sent via registered, certified or express mail, to the Company at its address in Alberta, Canada, Attention: President.

With respect to business to be brought before our annual meeting of stockholders to be held on _____________, 2018, we have received no notices from our stockholders that we were required to include in this proxy statement/prospectus.

                                  OTHER MATTERS

Our board of directors does not intend to bring any other business before the annual and special meeting, and so far as is known to our board of directors, no matters are to be brought before the annual and special meeting except as specified in the notice of the annual and special meeting. If any other matters are properly brought before the annual and special meeting, it is the intention of the persons named on the proxy to vote the shares represented by the proxy on such matters in accordance with their judgment.

                              AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission a Registration Statement on Form S-4 (together with all amendments and exhibits) under the Securities Act of 1933, as amended, with respect to the securities offered by this proxy statement/prospectus. This proxy statement/prospectus does not contain all of the information in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the requirements of the Securities Exchange Act of l934 and are required to file reports and other information with the Securities and Exchange Commission. Copies of any such reports and other information (which includes our financial statements) filed by us can be read and copied at the Commission's Public Reference Room.

The public may obtain information on the operation of the Public Reference Room by calling the Commission at (800) SEC-0330. The Public Reference Room is located at 100 F. Street, N.E., Washington, D.C. 20549.

Our Registration Statement and all reports and other information we file with the Securities and Exchange Commission are also available at www.sec.gov, the website of the Securities and Exchange Commission.

We undertake, on your written request, to provide without charge a copy of our annual report on Form 10-K for the year ended December 31, 2017, as filed with the Securities and Exchange Commission on April 2, 2018. Request should be made to our company at Flexible Solutions International, Inc., 6001 54 Ave., Taber, Alberta, Canada T1G 1X4, Attention: President.

                           FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements. Forward-looking statements are projections of events, revenues, income, future economic performance or management's plans and objectives for future operations. In some cases, you can identify forward-looking statements by the use of terminology such as "may", "should", "expect", "plan", "anticipate", "believe", "estimate", "predict", "potential" or "continue" or the negative of these terms or other comparable terminology.

Forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors, including:

     o    General economic and business conditions;
     o    Fluctuations in prices and demand for our products; and
     o Political changes in Canada and the United States, which could affect our operations there,

any of which may cause our company's or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements and any assumptions upon which they are based are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

                                  SCHEDULE "A"


                               PLAN OF CONVERSION

                             ARTICLES OF CONVERSION
                            (PURSUANT TO NRS 92A.205)


1. Name and jurisdiction of organization of constituent entity and resulting entity:

      Flexible Solutions International, Inc.
      --------------------------------------
      Name of Entity

      Nevada                              Corporation
      ------------                        --------------
      Jurisdiction                        Entity Type

      and,

      Flexible Solutions International, Inc.
      --------------------------------------
      Name of resulting entity

      Canada                              Corporation
      ------------                        -------------
      Jurisdiction                        Entity Type

2. A plan of conversion has been adopted by the constituent entity in compliance with the law of the jurisdiction governing the constituent entity.

3.   The entire plan of conversion is attached to these articles.

4. Forwarding address where copies of process may be sent by the Secretary of State of Nevada (if a foreign entity is the resulting entity in the conversion).

           Attn: Daniel B. O'Brien
           c/o:  Hart & Hart, LLC
                 1624 Washington Street
                 Denver, CO  80203

5. Effective date and time of filing: (optional) (must not be later than 90 days after the certificate is filed).

      Date: ________________        Time: ____________

6.   Signatures

      Flexible Solutions International, Inc.
      --------------------------------------
      Name of constituent entity

                                       Chief Executive Officer
------------------------------------   -----------------------    ------------
      Signature                               Title                   Date

                               PLAN OF CONVERSION
                                       OF
                     FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

     This Plan of Conversion (the "Plan") is hereby adopted by Flexible Solutions International, Inc., a Nevada corporation as of May __, 2018.

1.   Parties to the Conversion.

     The name of the converting organization is Flexible Solutions International, Inc., a Nevada corporation (the "Corporation"). The name of the converted organization is Flexible Solutions International, Inc., a corporation organized under the Canada Business Corporations Act (the "Converted Corporation").

2.   Effective Time.

     The conversion contemplated by this Plan shall be effective upon the filing and acceptance of the Articles of Continuance with the regulatory authorities in Canada (the "Effective Time").

3.   Terms and Conditions of Conversion.

     The conversion of the Corporation into the Converted Corporation is being consummated pursuant to Section 92A of the Nevada Revised and Section 187 of the Canada Business Corporations Act. The officers of the Corporation are hereby authorized to file Articles of Conversion with the Nevada Secretary of State and Articles of Continuance with the regulatory authorities in Canada in substantially the forms attached hereto as Exhibit A and Exhibit B respectively.

     At the  Effective  Time,  each share of stock in the  Corporation  shall be
converted   into  one  share  of  stock  of  the  Converted   Corporation   with
substantially similar economic rights.

     At the Effective Time, each stock option, warrant or other right to purchase shares of common stock in the Corporation (collectively, the "Options"), if any, that are outstanding as of the Effective Time shall be converted into an option, warrant or other right, respectively, to purchase an equal number of common shares of the Converted Corporation.

     At the Effective Time, (1) all property owned by the Corporation shall remain vested in the Converted Corporation, (2) all debts, liabilities, and other obligations of the Corporation shall continue as obligations of the Converted Corporation, (3) an action or proceeding pending by or against the Corporation may be continued as if the conversion had not occurred, and (4) all rights, privileges, immunities, and powers of the Corporation shall remain vested in the Converted Corporation.

4.   Capitalization.

     Upon completion of the conversion, all shareholders of the outstanding shares of the Corporation shall automatically become shareholders owning the same number of shares of the Converted Corporation. All terms and conditions of all stock purchase agreements and any other shareholder agreements between or among the Corporation and its shareholders shall remain in full force and effect and binding upon the Converted Corporation and its stockholders according to their terms, including any and all restrictions on share transfers by shareholders.

5.   Governing Documents.

     The Articles of Incorporation and the Bylaws of the Corporation shall be terminated as of the Effective Time, and the affairs of the Converted
Corporation  shall  thereafter  be  governed  by  the  Articles  of  Continuance
(attached as Exhibit B hereto) and By-laws of the Converted Corporation (attached as Exhibit "C" hereto), each of which shall be dated and effective as of the Effective Time, subject to such amendments as the board or shareholders may make to the Articles of Continuance or Bylaws at or after the Effective Time.

6.   Termination.

     The Plan may be amended or terminated with the written consent of the Board of Directors of the Corporation any time prior to the filings described in
Section 3 of the Plan.

7.   Other Actions.

     The officers of the Corporation, or any one of them, are hereby authorized to execute and deliver any and all documents and instruments and to take any and all such actions on behalf of the Corporation and the members thereof as they may deem necessary or desirable in order to carry out the intent and purposes of the Plan, the execution and delivery of such documents or instruments or the taking of such actions to be conclusive evidence that such execution and delivery or the taking of such actions was authorized by this Plan.

IN WITNESS WHEREOF, the undersigned has executed this Plan of Conversion as of the day and year first above written.


                                       FLEXIBLE SOLUTIONS INTERNATIONAL, INC.


                                       ----------------------------------------
                                       Name: Daniel B. O'Brien
                                       Title: Chief Executive Officer

                     Canada Business Corporation Act (CBCA)
                                     FORM 11
                             ARTICLES OF CONTINUANCE
                                  (Section 187)

     1. Corporate Name

        Flexible Solutions International, Inc.

     2. The province or territory in Canada where the registered office is situated (do not indicate the full address)

        Alberta

     3. The classes and any maximum number of shares that the corporation is authorized to issue

        The Corporation is authorized to issue an unlimited number of common and preferred shares.

     4. Restrictions, if any, on share transfers

        None

     5. Minimum and maximum number of directors (for a fixed number of directors, indicate the same number in both boxes)

        Minimum number - 1            Maximum number - 10

     6. Restrictions, if any, on the business the corporation may carry on

        None

     7. a) If change of name effected, previous name

                Not applicable

        b) Details of incorporation

               The  Corporation  was  domesticated   under  the  Nevada  Revised
               Statutes on May 12, 1996.

     8. Other provisions, if any

        See attached schedule/Voir l'annexe ci-jointe

     9. Declaration

        I hereby certify that I am a director or an authorized officer of the Corporation continuing into the CBCA.

      Daniel B. O'Brien
      ------------------------      ------------------------
      Print Name                    Signature

\

                                 SCHEDULE/ANNEXE

                       Oher provisions/Autres dispositions


Without in any way restricting the powers conferred upon the Corporation or its board of directors by the Canada Business Corporations Act, as now enacted or as the same may from time to time be amended, re-enacted or replaced, the board of directors may from time to time, without authorization of the shareholders, in such amounts and on such terms as it deems expedient:

     a)   borrow money upon the credit of the Corporation;

     b)   issue, re-issue, sell or pledge debt obligations of the Corporation;

     c) subject to the provisions of the Canada Business Corporations Act, as now enacted or as the same may from time to time be amended, re-enacted or replaced, give a guarantee on behalf of the Corporation to secure performance of an obligation of any person;

     d) mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Corporation owned or subsequently acquired, to secure any obligation of the Corporation; and

The board of directors may from time to time delegate to a director, a committee of directors or an officer of the Corporation any or all of the powers conferred on the board as set out above, to such extent and in such manner as the board shall determine as the time of such delegation.

Between annual and general meetings of the Corporation, the directors of the Corporation may appoint one or more additional directors to serve until the next annual and general meeting but the number of additional directors shall not at any time exceed one-third of the number of directors who held office at the expiration of the last annual and general meeting.

Common Stock

No share of common stock shall have any preference over or limitation in respect to any other share of common stock. All shares of common stock shall have equal rights and privileges, including the following:

     1. All shares of common stock shall share equally in dividends. Subject to applicable laws, the board of directors may, from time to time, declare and the Corporation may pay dividends in cash, property, or its own shares, except when the Corporation is insolvent.

     2. All shares of common stock shall share equally in distributions in any liquidation.

Each outstanding share of common stock shall be entitled to one vote.

Preferred Stock


The preferred shares may be issued in one or more series and in such number as may be determined from time to time by the board of directors. The designations, powers, rights, preferences, qualifications, restrictions and limitations of any series of preferred stock shall be established from time to time by the Board of Directors.

                     Canada Business Corporation Act (CBCA)
                                     FORM 2
         INITIAL REGISTERED OFFICE ADDRESS AND FIRST BOARD OF DIRECTORS
                              (Sections 19 and 106)
    To be filed with Articles of Incorporation, Amalgamation or Continuance)

     1. Corporate Name

                Flexible Solutions International, Inc.

     2. Address of registered office (must be a street address; a P.O. Box is not acceptable)

                Number and street name: 6001 54 Ave.
                -----------------------------------

      City: Taber       Province or territory: Alberta   Postal code: T1G 1X4
            -----                              -------                -------

     3. Additional address

      Care of:
               ---------------------------------------------------------------

      Number and street name:
                              ------------------------------------------------

      City: _________  Province or territory: ____________ Postal code: ______

     4. Members of the board of directors

Name              Address                                    Resident of Canada
-----             -------------                              ------------------

Daniel O'Brien    6001 54 Ave.                                    Yes
                  Taber, Alberta
                  Canada, T1G 1X4

John Bientjes     6001 54 Ave.                                    Yes
                  Taber, Alberta
                  Canada, T1G 1X4

Robert Helena     68 West Bay Road
                  Baytown Plaza
                  George Town, Grand Cayman KY1-1003              No

Thomas Fyles      6001 54 Ave.                                    Yes
                  Taber, Alberta
                  Canada, T1G 1X4

Ben Seaman        6001 54 Ave.                                    Yes
                  Taber, Alberta
                  Canada, T1G 1X4

David Fynn        6001 54 Ave.                                    Yes
                  Taber, Alberta
                  Canada, T1G 1X4

     5. Declaration

      I hereby certify that I am an incorporator of the new corporation, or that I am a director or an authorized officer of the corporation continuing into or amalgamating under the CBCA.

      Signature:
                 -------------------------

      Print Name: Daniel B. O'Brien   Telephone Number: (250)477-9969
                  -----------------                     -------------

                                  SCHEDULE "B"


                             NEVADA REVISED STATUTES

        CHAPTER 92A - MERGERS, CONVERSIONS, EXCHANGES AND DOMESTICATIONS

                           RIGHTS OF DISSENTING OWNERS

     NRS 92A.300 Definitions. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS
92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections. (Added to NRS by 1995, 2086)

     NRS 92A.305 "Beneficial stockholder" defined. "Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record. (Added to NRS by 1995, 2087)

     NRS 92A.310 "Corporate action" defined. "Corporate action" means the action of a domestic corporation. (Added to NRS by 1995, 2087)

     NRS 92A.315 "Dissenter" defined. "Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive. (Added to NRS by 1995, 2087; A 1999, 1631)

     NRS 92A.320 "Fair value" defined. "Fair value," with respect to a dissenter's shares, means the value of the shares determined:

       1. Immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

       2. Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

       3. Without discounting for lack of marketability or minority status. (Added to NRS by 1995, 2087; A 2009, 1720)

     NRS 92A.325 "Stockholder" defined. "Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation. (Added to NRS by 1995, 2087).

     NRS 92A.330 "Stockholder of record" defined. "Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation. (Added to NRS by 1995, 2087)

     NRS 92A.335 "Subject corporation" defined. "Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective. (Added to NRS by 1995, 2087)

     NRS 92A.340 Computation of interest. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the rate of interest most recently established pursuant to NRS 99.040. (Added to NRS by 1995, 2087; A 2009, 1721)

     NRS 92A.350 Rights of dissenting partner of domestic limited partnership. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity. (Added to NRS by 1995, 2088)

     NRS 92A.360 Rights of dissenting member of domestic limited-liability company. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity. (Added to NRS by 1995, 2088)

     NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.

       1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before the member's resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

       2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1. (Added to NRS by 1995, 2088)

      NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

      1. Except as otherwise provided in NRS 92A.370 and 92A.390 and subject to the limitation in paragraph (f), any stockholder is entitled to dissent from, and obtain payment of the fair value of the stockholder's shares in the event of any of the following corporate actions:

     (a) Consummation of a plan of merger to which the domestic corporation is a constituent entity:

           (1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger; or

           (2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

     (b) Consummation of a plan of conversion to which the domestic corporation is a constituent entity as the corporation whose subject owner's interests will be converted.

     (c) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner's interests will be acquired, if the stockholder's shares are to be acquired in the plan of exchange.

     (d) Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

     (e) Accordance of full voting rights to control shares, as defined in NRS 78.3784, only to the extent provided for pursuant to NRS 78.3793.

      (f) Any corporate action not described in this subsection that will result in the stockholder receiving money or scrip instead of a fraction of a share except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207. A dissent pursuant to this paragraph applies only to the fraction of a share, and the stockholder is entitled only to obtain payment of the fair value of the fraction of a share.

      2. A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to the stockholder or the domestic corporation.

     3. Subject to the limitations in this subsection, from and after the effective date of any corporate action described in subsection 1, no stockholder who has exercised the right to dissent pursuant to NRS 92A.300 to 92A.500, inclusive, is entitled to vote his or her shares for any purpose or to receive payment of dividends or any other distributions on shares. This subsection does not apply to dividends or other distributions payable to stockholders on a date before the effective date of any corporate action from which the stockholder has dissented. If a stockholder exercises the right to dissent with respect to a corporate action described in paragraph (f) of subsection 1, the restrictions of this subsection apply only to the shares to be converted into a fraction of a share and the dividends and distributions to those shares. (Added to NRS by 1995, 2087; A 2001, 1414, 3199; 2003, 3189; 2005, 2204; 2007, 2438; 2009, 1721;
2011, 2814)

     NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

      1. There is no right of dissent with respect to a plan of merger, conversion or exchange in favor of stockholders of any class or series which is:

     (a) A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, 15 U.S.C. ss. 77r(b)(1)(A) or (B), as amended;

     (b) Traded in an organized market and has at least 2,000 stockholders and a market value of at least $20,000,000, exclusive of the value of such shares held by the corporation's subsidiaries, senior executives, directors and beneficial stockholders owning more than 10 percent of such shares; or

     (c) Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, 15 U.S.C. ss.ss. 80a-1 et seq., as amended, and which may be redeemed at the option of the holder at net asset value,

     - unless the articles of incorporation of the corporation issuing the class or series or the resolution of the board of directors approving the plan of merger, conversion or exchange expressly provide otherwise.

      2. The applicability of subsection 1 must be determined as of:

     (a) The record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the corporate action requiring dissenter's rights; or

     (b) The day before the effective date of such corporate action if there is no meeting of stockholders.

      3. Subsection 1 is not applicable and dissenter's rights are available pursuant to NRS 92A.380 for the holders of any class or series of shares who are required by the terms of the corporate action requiring dissenter's rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subsection 1 at the time the corporate action becomes effective.

      4. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

      5. There is no right of dissent for any holders of stock of the parent domestic corporation if the plan of merger does not require action of the stockholders of the parent domestic corporation under NRS 92A.180. (Added to NRS by 1995, 2088; A 2009, 1722; 2013, 1285)

      NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

      1. A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his or her name only if the stockholder of record dissents with respect to all shares of the class or series beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf the stockholder of record asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and his or her other shares were registered in the names of different stockholders.

      2. A beneficial stockholder may assert dissenter's rights as to shares held on his or her behalf only if the beneficial stockholder:

     (a) Submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and

     (b) Does so with respect to all shares of which he or she is the beneficial stockholder or over which he or she has power to direct the vote. (Added to NRS by 1995, 2089; A 2009, 1723)

      NRS 92A.410 Notification of stockholders regarding right of dissent.

      1. If a proposed corporate action creating dissenter's rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are, are not or may be entitled to assert dissenter's rights under NRS 92A.300 to 92A.500, inclusive. If the domestic corporation concludes that dissenter's rights are or may be available, a copy of NRS 92A.300 to 92A.500, inclusive, must accompany the meeting notice sent to those record stockholders entitled to exercise dissenter's rights.

      2. If the corporate action creating dissenter's rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenter's rights that the action was taken and send them the dissenter's notice described in NRS 92A.430. (Added to NRS by 1995, 2089; A 1997, 730; 2009, 1723; 2013, 1286)

      NRS 92A.420 Prerequisites to demand for payment for shares.

      1. If a proposed corporate action creating dissenter's rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights with respect to any class or series of shares:

     (a) Must deliver to the subject corporation, before the vote is taken, written notice of the stockholder's intent to demand payment for his or her shares if the proposed action is effectuated; and

     (b) Must not vote, or cause or permit to be voted, any of his or her shares of such class or series in favor of the proposed action.

      2. If a proposed corporate action creating dissenter's rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenter's rights with respect to any class or series of shares must not consent to or approve the proposed corporate action with respect to such class or series.

      3. A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his or her shares under this chapter. (Added to NRS by 1995, 2089; A 1999, 1631; 2005, 2204; 2009, 1723;
2013, 1286)

     NRS 92A.430 Dissenter's notice: Delivery to stockholders entitled to assert rights; contents.

      1. The subject corporation shall deliver a written dissenter's notice to all stockholders of record entitled to assert dissenter's rights in whole or in part, and any beneficial stockholder who has previously asserted dissenter's rights pursuant to NRS 92A.400.

      2. The dissenter's notice must be sent no later than 10 days after the effective date of the corporate action specified in NRS 92A.380, and must:

     (a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

     (b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

     (c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not the person acquired beneficial ownership of the shares before that date;

     (d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered and state that the stockholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by the subject corporation by such specified date; and

     (e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive. (Added to NRS by 1995, 2089; A 2005, 2205; 2009, 1724; 2013, 1286)

      NRS 92A.440 Demand for payment and deposit of certificates; loss of rights of stockholder; withdrawal from appraisal process.

      1. A stockholder who receives a dissenter's notice pursuant to NRS 92A.430 and who wishes to exercise dissenter's rights must:

     (a) Demand payment;

     (b) ertify whether the stockholder or the beneficial owner on whose behalf he or she is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

     (c) Deposit the stockholder's certificates, if any, in accordance with the terms of the notice.

      2. If a stockholder fails to make the certification required by paragraph
(b) of subsection 1, the subject corporation may elect to treat the stockholder's shares as after-acquired shares under NRS 92A.470.

      3. Once a stockholder deposits that stockholder's certificates or, in the case of uncertified shares makes demand for payment, that stockholder loses all rights as a stockholder, unless the stockholder withdraws pursuant to subsection 4.

      4. A stockholder who has complied with subsection 1 may nevertheless decline to exercise dissenter's rights and withdraw from the appraisal process by so notifying the subject corporation in writing by the date set forth in the dissenter's notice pursuant to NRS 92A.430. A stockholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the subject corporation's written consent.

      5. The stockholder who does not demand payment or deposit his or her certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his or her shares under this chapter. (Added to NRS by 1995, 2090; A 1997, 730; 2003, 3189; 2009, 1724)

      NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received. (Added to NRS by 1995, 2090; A 2009, 1725)

      NRS 92A.460 Payment for shares: General requirements.

      1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall pay in cash to each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of the dissenter's shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

     (a) Of the county where the subject corporation's principal office is located;

     (b) If the subject corporation's principal office is not located in this State, in the county in which the corporation's registered office is located; or

     (c) At the election of any dissenter residing or having its principal or registered office in this State, of the county where the dissenter resides or has its principal or registered office.

The court shall dispose of the complaint promptly.

      2.      The payment must be accompanied by:

     (a) The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year or, where such financial statements are not reasonably available, then such reasonably equivalent financial information and the latest available quarterly financial statements, if any;

     (b) A statement of the subject corporation's estimate of the fair value of the shares; and

     (c) A statement of the dissenter's rights to demand payment under NRS 92A.480 and that if any such stockholder does not do so within the period specified, such stockholder shall be deemed to have accepted such payment in full satisfaction of the corporation's obligations under this chapter. (Added to NRS by 1995, 2090; A 2007, 2704; 2009, 1725; 2013, 1287)

      NRS 92A.470 Withholding payment for shares acquired on or after date of dissenter's notice: General requirements.

      1. A subject corporation may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenter's notice as the first date of any announcement to the news media or to the stockholders of the terms of the proposed action.

      2. To the extent the subject corporation elects to withhold payment, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall notify the dissenters described in subsection 1:

     (a) Of the information required by paragraph (a) of subsection 2 of NRS 92A.460;

     (b) Of the subject corporation's estimate of fair value pursuant to paragraph (b) of subsection 2 of NRS 92A.460;

      (c) That they may accept the subject corporation's estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under NRS 92A.480;

     (d) That those stockholders who wish to accept such an offer must so notify the subject corporation of their acceptance of the offer within 30 days after receipt of such offer; and

     (e) That those stockholders who do not satisfy the requirements for demanding appraisal under NRS 92A.480 shall be deemed to have accepted the subject corporation's offer.

      3. Within 10 days after receiving the stockholder's acceptance pursuant to subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder who agreed to accept the subject corporation's offer in full satisfaction of the stockholder's demand.

      4. Within 40 days after sending the notice described in subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder described in paragraph (e) of subsection 2. (Added to NRS by 1995, 2091; A 2009, 1725; 2013, 1287)

      NRS 92A.480 Dissenter's estimate of fair value: Notification of subject corporation; demand for payment of estimate.

      1. A dissenter paid pursuant to NRS 92A.460 who is dissatisfied with the amount of the payment may notify the subject corporation in writing of the dissenter's own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of such estimate, less any payment pursuant to NRS 92A.460. A dissenter offered payment pursuant to NRS 92A.470 who is dissatisfied with the offer may reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his or her shares and interest due.

      2. A dissenter waives the right to demand payment pursuant to this section unless the dissenter notifies the subject corporation of his or her demand to be paid the dissenter's stated estimate of fair value plus interest under subsection 1 in writing within 30 days after receiving the subject corporation's payment or offer of payment under NRS 92A.460 or 92A.470 and is entitled only to the payment made or offered. (Added to NRS by 1995, 2091; A 2009, 1726)

      NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

      1. If a demand for payment pursuant to NRS 92A.480 remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded by each dissenter pursuant to NRS 92A.480 plus interest.

      2. A subject corporation shall commence the proceeding in the district court of the county where its principal office is located in this State. If the principal office of the subject corporation is not located in this State, the right to dissent arose from a merger, conversion or exchange and the principal office of the surviving entity, resulting entity or the entity whose shares were acquired, whichever is applicable, is located in this State, it shall commence the proceeding in the county where the principal office of the surviving entity, resulting entity or the entity whose shares were acquired is located. In all other cases, if the principal office of the subject corporation is not located in this State, the subject corporation shall commence the proceeding in the district court in the county in which the corporation's registered office is located.

      3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or morepersons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

      5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

     (a) For the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the subject corporation; or

     (b) For the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470. (Added to NRS by 1995, 2091; A 2007, 2705; 2009, 1727; 2011, 2815; 2013, 1288)

     NRS 92A.500 Assessment of costs and fees in certain legal proceedings.

      1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

      2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

     (a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

     (b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

      3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

      4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

      5. To the extent the subject corporation fails to make a required payment pursuant to NRS 92A.460, 92A.470 or 92A.480, the dissenter may bring a cause of action directly for the amount owed and, to the extent the dissenter prevails, is entitled to recover all expenses of the suit.

      6. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68. (Added to NRS by 1995, 2092; A 2009, 1727; 2015, 2566)

                                   PROXY CARD
                     FLEXIBLE SOLUTIONS INTERNATIONAL, INC.
           This Proxy is solicited by the Company's Board of Directors

The undersigned stockholder of Flexible Solutions International, Inc. acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held ___________, 2018, at _________. local time, at Unit 15, 6782 Veyaness Rd.,
Saanichton, British Columbia V8M 2C2 and hereby appoints Daniel B. O'Brien with the power of substitution, as Attorney and Proxy to vote all the shares of the undersigned at said annual meeting of stockholders and at all adjournments thereof, hereby ratifying and confirming all that said Attorney and Proxy may do or cause to be done by virtue hereof. The above named Attorney and Proxy is instructed to vote all of the undersigned's shares as follows:

(1) To elect the persons who shall constitute the Company's Board of Directors for the ensuing year.

        [ ] FOR all nominees listed below (except as marked to the contrary below)

        [ ] WITHHOLD AUTHORITY to vote for all nominees listed below

   (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW)

 Nominees:    Daniel B. O'Brien     John H. Bientjes          Robert Helina
              Thomas Fyles          Ben Seamen                David Fynn

(2) To approve on an advisory basis, the compensation of the Company's executive officers.

                   [ ] FOR       [ ] AGAINST     [ ]  ABSTAIN

(3) To ratify the appointment of Meyers, Norris, Penny, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018.

                   [ ] FOR       [ ] AGAINST     [ ]  ABSTAIN

(4)  To change the domicile of the Company to Canada.

                   [ ] FOR       [ ] AGAINST     [ ]  ABSTAIN

    To transact such other business as may properly come before the meeting.

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DISCRETION IS INDICATED, THIS PROXY WILL BE VOTED IN FAVOR OF ITEMS 2 THROUGH 4.

                                Dated this _____ day of ___________, 2018

                                _____________________________________
                                           (Signature)

                                _____________________________________
                                           (Signature)

     Please sign your name exactly as it appears on your stock certificate. If shares are held jointly, each holder should sign. Executors, trustees, and other fiduciaries should so indicate when signing. Please Sign, Date and Return this Proxy so that your shares may be voted at the meeting.

           Send the proxy statement by regular mail, email, or fax to:

                           Flexible Solutions International, Inc.
                             Attn: Daniel B. O'Brien
                                  6001 54th Ave
                         Taber, Alberta, Canada T1G 1X4
                              Phone: (403) 223-2995
                              Fax: ________________
                       Email: damera@flexiblesolutions.com

                     FLEXIBLE SOLUTIONS INTERNATIONAL, INC.
               NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS


Important   Notice  Regarding  the  Availability  of  Proxy  Materials  for  the
Shareholder Meeting to Be Held on __________________, 2018.

1.   This notice is not a form for voting.

2. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

3. The Proxy Statement, Information Statement, Annual Report to Shareholders is available at www.flexiblesolutions.com/investor/proxy.shtml

4. If you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before __________, 2018 to facilitate timely delivery.

      The 2018 annual meeting of the Company's shareholders will be held at Unit 15, 6782 Veyaness Rd., Saanichton, British Columbia V8M 2C2 on ______________, 2018, at _________, for the following purposes:

     (1) to elect the directors who shall constitute the Company's Board of Directors for the ensuing year;

     (2) to approve on an advisory basis, compensation of the Company's executive officers;

     (3) to ratify appointment of Meyers, Norris, Penny, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018;

     (4) to change the domicile of the Company to Canada.

    to transact such other business as may properly come before the meeting.

     The Board of Directors recommends that shareholders vote FOR all directors and proposals 2-4.

     _____________, 2018 is the record date for the determination of shareholders entitled to notice of and to vote at such meeting. Shareholders may cast one vote for each share held.

   Shareholders may access the following documents at www.flexiblesolutions.com/ investor/proxy.hstml:

o     Notice of the 2018 Annual Meeting of Shareholders
o     Company's 2018 Proxy Statement/Prospectus;
o     Company's Annual Report on form 10-K for the year ended December 31, 2017
o     Proxy Card

     Shareholders may request a paper copy of the Proxy Materials and Proxy Card by calling 1-800-661-3560, by emailing the Company at
www.flexiblesolutions.com/investor/proxy.shtml,       or       by       visiting
www.flexiblesolutions.com/investor/proxy.shtml and indicating if you want a paper copy of the proxy materials and proxy card:

     o    for this meeting only, or
     o    for this meeting and all other meetings.

      If you have a stock certificate registered in your name, or if you have a proxy from a shareholder of record on _____________, 2018, you can, if desired, attend the Annual Meeting and vote in person. Shareholders can obtain directions to the 2018 annual shareholders' meeting at www.flexiblesolutions.com/investor/proxy.shtml.

     Please visit www.flexiblesolutions.com to print and fill out the Proxy Card. Complete and sign the proxy card and mail the Proxy Card to:

                     Flexible Solutions International, Inc.
                                  6001 54 Ave.,
                                 Taber, Alberta
                                 Canada T1G 1X4

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.    INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Our directors and officers are indemnified as provided by the Nevada Statutes and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

ITEM 21.    EXHIBITS

Exhibit
Number     Description

3.1        Articles of Incorporation of the Registrant. (1)

3.2        Bylaws of the Registrant. (1)

5          Opinion regarding Legality

21.1       Subsidiaries. (2)

23.1       Consent of Hart & Hart, LLC

23.2       Consent of Independent Accountants.


(1) Previously filed as an exhibit to our Registration Statement on Form 10-SB filed with the Commission on February 22, 2000, and incorporated herein by reference.

(2) Previously filed as an exhibit to our Registration Statement on Form SB-2 filed with the Commission on January 22, 2003, and incorporated herein by reference.

ITEM 22.    UNDERTAKINGS

The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

     5. That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

     6. That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     7. To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request; and

     8. To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Province of British Columbia, Canada, on May 18, 2018.
                                    FLEXIBLE SOLUTIONS INTERNATIONAL, INC.


                                    By:    /s/ Daniel B. O'Brien
                                           -------------------------------------
                                    Name:  Daniel B. O'Brien
                                    Title: President and Chief Executive Officer


   In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

         Signature                    Title                     Date


/s/ Daniel B. O'Brien         President, Principal          May 18, 2018
----------------------        Executive Officer,
Daniel B. O'Brien             Principal Financial
                             and Accounting Officer
                                and a Director

/s/ John H. Bientjes              Director                  May 18, 2018
-----------------------
John H. Bientjes


/s/ Robert T. Helina              Director                  May 18, 2018
-----------------------
Robert T. Helina


/s/ Thomas Fyles                  Director                  May 18, 2018
-----------------------
Thomas Fyles


/s/ Ben Seaman                    Director                  May 18, 2018
-----------------------
Ben Seaman


/s/ David Flynn                   Director                  May 18, 2018
-----------------------
David Fynn

                     FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

                             REGISTRATION STATEMENT

                                       ON

                                    FORM S-4

                                    EXHIBITS

                                    EXHIBIT 5

                                HART & HART, LLC
                                ATTORNEYS AT LAW
                             1624 Washington Street
                                Denver, CO 80203
William T. Hart, P.C.              ________                   harttrinen@aol.com
Will Hart                                                         (303) 839-0061
							     Fax: (303) 839-5414


                                  May 21, 2018

Flexible Solutions International, Inc.
6001 54 Ave.
Taber, Alberta
Canada  T1G 1X4


     We have acted as legal counsel for Flexible Solutions International, Inc., a Nevada corporation, in connection with the preparation of a registration statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the redomicile of the Company from Nevada to Canada (the "Redomicile") under the Canada Business Corporations Act (the "CBCA"). References in this letter to "Flexible Solutions International Canada" are to the Company as it will exist upon completion of the Redomicile under the CBCA.

     In rendering the opinion set forth below we have reviewed:

          (i)  the  Registration   Statement  and  certain   exhibits   thereto,
               including the proposed Articles of Continuation of Flexible Solutions International Canada; and

          (ii) Section 187 of the CBCA.

     Based upon and subject to the foregoing, we are of the opinion that, upon the effective date of the Redomicile of the Company under the CBCA, each issued and outstanding share of common stock of the Company shall automatically, without any action on the part of the Company or a stockholder, become one validly issued, fully paid and non-assessable outstanding common share of Flexible Solutions International Canada.

                                          Very truly yours,

                                          HART & HART

                                          /s/ William T. Hart

                                          William T. Hart

                                  EXHIBIT 23.1

                              CONSENT OF ATTORNEYS


     Reference is made to the Registration Statement of Flexible Solutions International, Inc. on Form S-4 whereby the Company proposes to issue 11,630,991 shares of its common stock. Reference is also made to Exhibit 5 included in the Registration Statement relating to the validity of the securities proposed to be issued.

     We hereby consent to the use of our opinion concerning the validity of the securities proposed to be issued.


                                 Very truly yours,

                                 HART & HART, LLC

                                 /s/ William T. Hart

                                 William T. Hart


Denver, Colorado
May 21, 2018

                                  EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in the Form S-4 Registration Statement of Flexible Solutions International, Inc. of our report dated March 31, 2018 with respect to the consolidated financial statements of the Company included in its annual report filed on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission.


                                          /s/ MNP llp
                                          Chartered Accountants

Meyers Norris Penny LLP

Burnaby, BC, Canada
May 18, 2018